STOCK PURCHASE AGREEMENT

                                       AMONG

                            GFC FINANCIAL CORPORATION,

                          GREYHOUND FINANCIAL CORPORATION

                                        AND

                            FLEET FINANCIAL GROUP, INC.








                           Dated as of February 14, 1994


                                 TABLE OF CONTENTS

                                                                           Page
                                     ARTICLE I

                            PURCHASE AND SALE OF STOCK;
                         RETENTION OF CERTAIN LIABILITIES

   1.1  Transfer of Stock  . . . . . . . . . . . . . . . . . . . . . . . . .  1
   1.2  Consideration  . . . . . . . . . . . . . . . . . . . . . . . . . . .  1
   1.3  Closing Audit  . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
   1.4  Retention of Certain Liabilities by Seller . . . . . . . . . . . . .  5

                                    ARTICLE II

                                      CLOSING

   2.1  The Closing  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
   2.2  Closing Deliveries . . . . . . . . . . . . . . . . . . . . . . . . .  7
   2.3  Further Assurances . . . . . . . . . . . . . . . . . . . . . . . . .  8

                                    ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SELLER

   3.1  Corporate Organization, Etc. . . . . . . . . . . . . . . . . . . . .  9
   3.2  Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . .  9
   3.3  Ownership of Stock . . . . . . . . . . . . . . . . . . . . . . . . .  9
   3.4  Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . 10
   3.5  Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . 11
   3.6  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
   3.7  Financial Statements.  . . . . . . . . . . . . . . . . . . . . . . . 12
   3.8  Absence of Certain Changes . . . . . . . . . . . . . . . . . . . . . 12
   3.9  Compliance with Law; Governmental Authorizations . . . . . . . . . . 15
   3.10  Proprietary Rights  . . . . . . . . . . . . . . . . . . . . . . . . 16
   3.11  Taxes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
   3.12  Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 19
   3.13  Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   3.14  Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 21
   3.15  Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . 22
   3.16  Environmental Matters . . . . . . . . . . . . . . . . . . . . . . . 22
   3.17  Employee Benefit Plans  . . . . . . . . . . . . . . . . . . . . . . 25
   3.18  Labor Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
   3.19  Bank Accounts . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   3.20  Real Property . . . . . . . . . . . . . . . . . . . . . . . . . . . 29
   3.21  Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . 31
   3.22  Intercompany Matters  . . . . . . . . . . . . . . . . . . . . . . . 31
   3.23  Brokers and Finders . . . . . . . . . . . . . . . . . . . . . . . . 31
   3.24  Disclosure  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32

                                    ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF BUYER AND GFC

   4.1  Corporate Organization . . . . . . . . . . . . . . . . . . . . . . . 32
   4.2  Authorization, Etc.  . . . . . . . . . . . . . . . . . . . . . . . . 32
   4.3  No Violation . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
   4.4  Acquisition for Investment . . . . . . . . . . . . . . . . . . . . . 33
   4.5  No Brokers  or Other Fees  . . . . . . . . . . . . . . . . . . . . . 33

                                     ARTICLE V

                             COVENANTS AND AGREEMENTS

   5.1  Conduct of Business  . . . . . . . . . . . . . . . . . . . . . . . . 33
   5.2  Additional Financial Statements  . . . . . . . . . . . . . . . . . . 36
   5.3  Access to Books, Records and Properties  . . . . . . . . . . . . . . 36
   5.4  Filings and Consents . . . . . . . . . . . . . . . . . . . . . . . . 37
   5.5  Tax Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
   5.6  Acquisition Proposals to the Company . . . . . . . . . . . . . . . . 43
   5.7  Books, Records and Information . . . . . . . . . . . . . . . . . . . 43
   5.8  Supplements to Disclosure Schedule; Notice and Cure  . . . . . . . . 44
   5.9  Covenant to Satisfy Conditions . . . . . . . . . . . . . . . . . . . 44
   5.10  Employee Benefits and Employment  . . . . . . . . . . . . . . . . . 44
   5.11  Company Name  . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
   5.12  Covenant Not to Compete . . . . . . . . . . . . . . . . . . . . . . 47
   5.13  Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . 48
   5.14  Employment Agreement  . . . . . . . . . . . . . . . . . . . . . . . 49
   5.15  Certain Other Agreements  . . . . . . . . . . . . . . . . . . . . . 49
   5.16  Intercompany Obligations After the Audit Date . . . . . . . . . . . 49
   5.17  Certain Appeal Bonds  . . . . . . . . . . . . . . . . . . . . . . . 49


                                    ARTICLE VI

                        CONDITIONS TO OBLIGATIONS OF SELLER

   6.1  Representations and Warranties . . . . . . . . . . . . . . . . . . . 49
   6.2  Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
   6.3  Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . 50
   6.4  Officer s Certificate  . . . . . . . . . . . . . . . . . . . . . . . 50
   6.5  Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
   6.6  Intercompany Obligations . . . . . . . . . . . . . . . . . . . . . . 50
   6.7  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . 50
   6.8  Governmental Filings and Consents; Third-Party Consents  . . . . . . 50

                                    ARTICLE VII

                        CONDITIONS TO OBLIGATIONS OF BUYER

   7.1  Representations and Warranties . . . . . . . . . . . . . . . . . . . 51
   7.2  Performance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
   7.3  Corporate Documents  . . . . . . . . . . . . . . . . . . . . . . . . 51
   7.4  Officer s Certificate  . . . . . . . . . . . . . . . . . . . . . . . 51
   7.5  Injunctions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 51
   7.6  Termination of Tax Sharing Agreements  . . . . . . . . . . . . . . . 51
   7.7  Governmental Filings and Consents; Third-Party Consents  . . . . . . 51
   7.8  Opinion of Counsel . . . . . . . . . . . . . . . . . . . . . . . . . 52
   7.9  Employment Agreement . . . . . . . . . . . . . . . . . . . . . . . . 52
   7.10  Resignations  . . . . . . . . . . . . . . . . . . . . . . . . . . . 52
   7.11  Assumption and Indemnification Agreements . . . . . . . . . . . . . 52
   7.12  Environmental Assessments . . . . . . . . . . . . . . . . . . . . . 52
   7.13  Absence of Certain Changes  . . . . . . . . . . . . . . . . . . . . 52
   7.14  Intercompany Obligations  . . . . . . . . . . . . . . . . . . . . . 52

                                   ARTICLE VIII

                                    TERMINATION

   8.1  Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
   8.2  Effect of Termination. . . . . . . . . . . . . . . . . . . . . . . . 54

                                    ARTICLE IX

                                  INDEMNIFICATION

   9.1  Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . 54
   9.2  Survival of Representations and Warranties . . . . . . . . . . . . . 57
   9.3  Arbitration  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 58

                                     ARTICLE X

                                   MISCELLANEOUS

   10.1  Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . 59
   10.2  Governing Law . . . . . . . . . . . . . . . . . . . . . . . . . . . 59
   10.3  Amendment . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
   10.4  No Assignment . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
   10.5  Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
   10.6  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 60
   10.7  Complete Agreement  . . . . . . . . . . . . . . . . . . . . . . . . 61
   10.8  Publicity . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 61
   10.9  Headings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
   10.10  Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . 62
   10.11  No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . 62
   10.12  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . 62

                                 TABLE OF ANNEXES

   Definitions . . . . . . . . . . . . . . . . . . . . . . . . . . . . Annex A

   Form of Instrument of Assumption and Indemnification  . . . . . . . Annex B

   Form of Opinions of Counsel for Buyer and GFC . . . . . . . . . . . Annex C
   Form of Opinions of Counsel for Seller  . . . . . . . . . . . . . . Annex D

                             STOCK PURCHASE AGREEMENT


              This STOCK PURCHASE AGREEMENT ( Agreement ) is made and entered into as of February 14, 1994, by and among Fleet Financial Group, Inc., a Rhode Island corporation ( Seller ), GFC Financial Corporation, a Delaware corporation ( GFC ), and Greyhound Financial Corporation, a Delaware corporation ( Buyer ). Capitalized terms used but not defined in this Agreement shall have the meanings ascribed to such terms in Annex A hereto.

              WHEREAS, Fleet Factors Corp., a Rhode Island corporation engaged in the business of commercial lending and factoring (the Company ), has 100 issued and outstanding shares of common stock, par value $1.00 per share (the Company Common Stock ), all of which are owned by Seller; and

              WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, all of the Company Common Stock, subject to the terms and conditions of this Agreement.

              NOW, THEREFORE, in consideration of the mutual premises and covenants, agreements, representations and warranties contained in this Agreement, Seller and Buyer agree as follows:


                                     ARTICLE I

                            PURCHASE AND SALE OF STOCK;
                         RETENTION OF CERTAIN LIABILITIES

              1.1   Transfer  of Stock.   On  the Closing  Date (as  defined in
   Section 2.1 hereof) and subject to the terms and conditions set forth in this Agreement, Seller will sell, assign, transfer and deliver to Buyer all of the Company Common Stock, free and clear of all Encumbrances (as defined in Annex A hereto).

              1.2 Consideration. (a) On the Closing Date and subject to the terms and conditions set forth in this Agreement, in reliance on the repre-sentations, warranties, covenants and agreements of the parties contained herein and in consideration of the sale, assignment, transfer and delivery by Seller to Buyer of the Company Common Stock, Buyer will pay to Seller by wire transfer of immediately available funds to a bank account designated by Seller (which bank account will be so designated not less than two (2) business days prior to the Closing (as defined in Section 2.1 hereof)) an amount equal to one hundred fifty percent (150%) of the Shareholder s Equity (determined as provided in Sections 1.3(b) and 1.3(d) hereof) of the Company at and as of November 30, 1993 (the Purchase Price ).

                  (b) Within two (2) business days after the acceptance and finality of the determination of such amount in accordance with the provisions of Section 1.3(e) hereof, if the Adjusted Net Income (Loss) of the Company (determined as provided in Section 1.3(c) hereof) for the period beginning December 1, 1993 to and including the last day of that calendar month which ends prior to the Closing Date (the Interim Period ) is a positive number, the Company shall pay a cash dividend to Seller in an amount equal to the Adjusted Net Income (Loss) of the Company for such period, or, if the Adjusted Net Income (Loss) of the Company for the Interim Period is a negative number, Seller shall contribute, without consideration therefor, to the Company in cash, an amount equal to the Adjusted Net Income
   (Loss) of the Company for such period. Such payment shall be made by Buyer or Seller, as the case may be, by wire transfer of immediately available funds to an account designated by Seller or Buyer, respectively.

              1.3 Closing Audit. (a) Seller has engaged KPMG Peat Marwick (the Auditor ) to provide the services set forth in this Agreement and will cause the Auditor to conduct an audit of the books and records of the Compa-ny to determine the Shareholder s Equity of the Company at and as of Decem-ber 31, 1992 and November 30, 1993 (the latter date being referred to herein as the Audit Date ) and the Adjusted Net Income (Loss) of the Company for the one-year period ended December 31, 1992 and the eleven-month period ended November 30, 1993 (collectively, the Closing Audit ). Seller shall cause the Auditor to complete the Closing Audit as soon as practicable but in no event later than February 14, 1994. The Closing Audit shall be con-ducted in accordance with United States generally accepted auditing standards, except to the extent set forth in this Section 1.3 or in Schedule
   1.3 hereto. The Auditor shall have reasonable access to the books and records (including workpapers) of the Company and of Seller and to all appropriate employees, consultants and advisors of either, in each case which reasonably relate to the performance of the Closing Audit and, as de-scribed below, the review of the Adjusted Net Income (Loss) of the Company for the Interim Period. From time to time prior to delivery of the Closing Audit Report (as defined in Section 1.3(d) hereof), Seller, Buyer and its accountants shall be entitled to discuss with the Auditor the status of the Closing Audit and preliminary determinations of the Auditor with respect thereto and to review and comment upon drafts thereof.

                  (b) The Shareholder s Equity of the Company at and as of a particular date (the Shareholder s Equity ) shall be determined (i) in accordance with United States generally accepted accounting principles ( GAAP ) but without regard to materiality, (ii) subtracting from such resulting amount the increase in the book value of the Company attributable to any extraordinary gains of the Company and the Company Subsidiaries as reflected in the audited financial statements of the Company for such date, and (iii) taking into account any adjustments required pursuant to Schedule
   1.3 hereto.

                  (c) The Adjusted Net Income (Loss) of the Company for any particular period shall be determined (i) in accordance with GAAP consistent with the audited financial statements of the Company contained in the Closing Audit Report and without regard to materiality (ii) after provision for federal, state and local income taxes, and (iii) excluding extraordinary gains of the Company and the Company Subsidiaries for such period.

                  (d) Promptly upon completion thereof, the Auditor shall deliver simultaneously to the parties a copy of the Closing Audit, together with its report thereon, and the Auditor s determination of the Shareholder s Equity of the Company at and as of December 31, 1992 and November 30, 1993 and the Adjusted Net Income (Loss) of the Company for the one-year period ended December 31, 1992 and the eleven-month period ended November 30, 1993 (the Closing Audit Report ). Copies of the workpapers used in the preparation of the Closing Audit Report shall be delivered or made fully available to Buyer no later than February 15, 1994. After receipt of the Closing Audit Report, Buyer and Seller shall have seven (7) business days to review the Closing Audit Report. Buyer, Seller and their respective authorized representatives shall have reasonable access to the employees of the Auditor, and Buyer and its authorized representatives shall have access to all relevant books and records (including workpapers) and employees of the Company and Seller, to the extent reasonably required to complete their respective reviews of the Closing Audit Report. Unless Buyer or Seller delivers written notice to the other party and the Auditor on or prior to the seventh (7th) business day after delivery by the Auditor of the Closing Audit Report, specifying in reasonable detail all disputed items and the basis or bases therefor and that such party believes in good faith that the aggregate effect of such disputed items could reasonably result in a change in Shareholder's Equity of at least $1 million, the parties shall be deemed to have accepted and agreed to the Closing Audit Report. If Buyer or Seller notifies the Auditor and the other party in writing of an objection or objections to the Closing Audit Report as provided above within such seven (7) business days (the Preliminary Objection Notice ), Buyer and Seller shall, until the tenth (10th) business day after delivery of the Closing Audit Report, have the opportunity to provide written reports to the Auditor supplementing the basis or bases for disputed items previously iden-tified by such party to the Auditor or responding to the basis or bases set forth by the other party for disputed items. A copy of any such written report to the Auditor by either party shall simultaneously be provided by such party to the other party. Based upon such written reports, the Auditor shall make a final determination, within ten (10) business days after the earlier to occur of receipt thereof from Buyer and Seller or expiration of the ten (10) business day period in which such reports may be provided, of the Shareholder s Equity (without regard to the $1 million threshold for providing a Preliminary Objection Notice) and Adjusted Net Income (Loss) of the Company at and as of such date and for such time period, respectively, which determination shall be binding upon the parties; provided, however, that in the event that either Buyer or Seller delivers to the other party within five (5) business days after such determination a written notice of its disagreement with such determination, the parties shall arbitrate such matter in accordance with the procedures set forth in Section 9.3 hereof. Buyer and Seller agree that in the event the Closing Audit Report does not indicate discrepancies between the Company Financial Statements and the Closing Audit Report in excess of the thresholds set forth in Section 8.1(c) hereof, then the Closing shall occur in accordance with Section 2.1 hereof (without regard to clause (iii) of such Section) prior to the finalization of the Closing Audit Report as contemplated by this Section 1.3(d). In the event the Closing occurs prior to completion and acceptance of the Closing Audit Report pursuant to the immediately preceding sentence and, as a result of the dispute procedures set forth in this Section 1.3(d), the actual Purchase Price is determined to be greater or less than the Purchase Price paid at Closing, a payment in the amount of such difference shall be made within two (2) business days of such final determination by Buyer or Seller, as the case may be, to the other party by wire transfer of immediately available funds to an account designated by such other party. Notwith-standing anything to the contrary contained in this Section 1.3(d), neither Buyer nor Seller shall be entitled to dispute the adjustments reflected in the Closing Audit Report with respect to the calculation of (i) pension accruals or (ii) adjustments related to all intercompany management fees.

                  (e) Promptly after the Closing Date, but in no event later than thirty (30) days thereafter, Buyer shall cause the Company to deliver simultaneously to Buyer and Seller the Company's determination of the Adjusted Net Income (Loss) of the Company for the period beginning on December 1, 1993 to and including the last day of that calendar month which ends immediately prior to Closing (the "Interim Period ), together with the workpapers used in the preparation thereof. The Company shall also instruct the Auditor to deliver at such time a certification of the Auditor stating that, based solely upon its review of the workpapers of the Company used in the preparation thereof and upon any other materials deemed necessary or relevant by the Auditor in connection therewith, nothing has come to the Auditor's attention indicating that such determination does not comply with the provisions of Section 1.3(c) hereof (an Auditor s Review Certifica-tion ). The procedures set forth in Section 1.3(d) hereof shall govern the acceptance and finality of the determination of the Adjusted Net Income
   (Loss) of the Company with respect to the Interim Period, except that the disputed item threshold shall not be applicable.

                  (f) All fees and expenses relating to the work to be per-formed by the Auditor hereunder shall be borne by Seller.

              1.4 Retention of Certain Liabilities by Seller. Seller hereby agrees that Seller and Seller s successors and assigns shall bear all responsibility for all Claims (as defined in Section 9.1(a) hereof) that GFC, Buyer, the Company and each Company Subsidiary may suffer, sustain, incur or become subject to, arising out of, in connection with or due to any and all acts or omissions prior to the Closing, whether known or unknown, of every kind whatsoever (including, without limitation, Claims with respect to those matters referred to in Section 3.14 of the Disclosure Schedule) other than (i) liabilities reflected on the consolidated balance sheet of the Company and the Company Subsidiaries at and as of November 30, 1993 contained in the Closing Audit Report, (ii) liabilities specifically identi-fied and assumed by Buyer pursuant to this Agreement, (iii) claims for refunds of customer credit balances which have been classified or treated as income by the Company after the Closing (provided that Seller shall not be liable to Buyer hereunder for claims for refunds brought by customers of the Company for customer credit balances to the extent of the amount of customer credit balances existing at and as of the Closing), (iv) Environmental Claims (as defined in Section 3.16 hereof) except to the extent covered by the representations and warranties contained herein; provided, however, that Seller shall bear all responsibility for any and all Environmental Claims with respect to all real property owned or leased by the Company or any Company Subsidiary prior to Closing, (v) the first $350,000 of expenses of retention of legal counsel, court fees and other legal costs and expenses incurred in connection with conducting the defense of Claims relating solely to loan portfolio account collection and foreclosure matters and bankruptcy preference claims (collectively, Loan Portfolio Matters ) and of complying with the provisions of Section 5.17 hereof in each of the three (3) twelve
   (12) month periods immediately following the Closing Date, (vi) the first $500,000 of costs and expenses incurred in connection with adverse judgments or settlements on the part of the Company or any Company Subsidiary with re-spect to Claims relating solely to Loan Portfolio Matters in each of the four (4) twelve (12) month periods immediately following the Closing Date; provided, that such $500,000 annual basket shall not apply with respect to any finding of liability or settlement with respect to Claims insofar as such Claims relate to (a) the violation of any federal, state, local or foreign statute, rule, regulation, ordinance or code or, with respect to the Company or any Company Subsidiary specifically, any order, judgment, writ, injunction, decree or award entered by any federal, state, local or foreign court, arbitrator or other forum of competent jurisdiction, or (b) the enforceability, completeness and accuracy of documentation pertaining to any such Loan Portfolio Matter; provided further, that any unapplied portion of the $500,000 annual basket referred to above in any of the first three (3) twelve (12) month periods immediately following the Closing Date shall be available for application with respect to Claims relating solely to Loan Portfolio Matters during any of the succeeding twelve (12) month periods immediately following the Closing Date up to but not beyond the conclusion of the fourth (4th) twelve (12) month period following the Closing Date; provided further, however, that any unapplied portion of the $500,000 annual basket referred to above in any of the first four (4) twelve (12) month periods immediately following the Closing Date shall be available for application with respect to Claims relating solely to Loan Portfolio Matters after such time solely with respect to such Claims as to which a Buyer Indemnified Party (as defined in Section 9.1(a) hereof) has received reasonable notice prior to the end of such four (4) twelve month periods;
   (vii) accounts payable of the Company and the Company Subsidiaries arising after November 30, 1993 in the ordinary course of business consistent with past practice of the Company and the Company Subsidiaries, including without limitation salaries, rent, insurance and other obligations; provided, that such amounts have been or will be recognized as expenses in the calculation of the Adjusted Net Income (Loss) of the Company for the Interim Period; provided further, that the recognition of such amounts has not constituted or will not constitute a breach of any representation or warranty contained in this Agreement; (viii) balances due as of the Closing Date to factored and finance clients; and (ix) those obligations arising from acts or omis-sions occurring after the Closing pursuant to any Contract (as defined in Section 3.6 hereof) to which the Company or any Company Subsidiary is a party as of the Closing Date (collectively, the Retained Liabilities ). To more effectively consummate the contemplated transaction in accordance with the intentions of the parties, at the Closing, Seller shall deliver to Buyer an executed instrument of assumption and indemnification in the form attached hereto as Annex B (the Instrument of Assumption and Indemnifica-tion ).


                                    ARTICLE II

                                      CLOSING

              2.1 The Closing. Subject to Section 8.1 hereof, the closing (the Closing ) of the transactions contemplated by this Agreement shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom, 919 Third Avenue, New York, New York 10022 at 8:30 a.m., local time, on the later of (i) February 14, 1994, (ii) the second business day following the satisfaction or waiver of all of the conditions set forth in Article VI and
   Article VII hereof, (iii) the second business day after finalization and acceptance of the Closing Audit Report as contemplated by Section 1.3(e) hereof, or (iv) at such other place and time as may be agreed upon by Seller and Buyer (the Closing Date ).

              2.2  Closing Deliveries. (a)  Deliveries by Seller.   At or prior
   to the Closing, Seller shall deliver or cause to be delivered to Buyer the following:

                       (i) certificates evidencing the Company Common Stock free and clear of any Encumbrances, which certificates shall be properly endorsed for transfer or accompanied by duly executed stock powers, in either case executed in blank or in favor of Buyer or its nominee as Buyer may have directed prior to the Closing Date, and otherwise in a form acceptable for transfer on the books of the Company;

                       (ii) copies of resolutions of the Board of Directors of Seller, certified by the corporate secretary or assistant secretary of Seller, authorizing the execution, delivery and performance by Seller of this Agreement and the transactions contemplated hereby as required by Section 7.3 hereof;

                       (iii)  the Seller s certificate required by Section
        7.4 hereof;

                       (iv) all books and records of the Company and each Company Subsidiary, including each such company s corporate minute book, seal and stock ledger book;

                       (v) instruments evidencing termination of the tax sharing agreements as required by Section 7.6 hereof;

                       (vi) all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications, filings and waivers required to be obtained and delivered by Seller pursuant to Section 7.7 hereof;

                       (vii) the opinions of counsel for Seller required by Section 7.8 hereof;

                       (viii)   the resignations  of the   members of  the
        Board of Directors and those officers of the Company and of each Company Subsidiary that are also officers of Seller or any affiliate (as prescribed by Rule 12b-2 of the regulations promulgated pursuant to the Securities Exchange Act of 1934, as amended (the Exchange Act )) (an Affiliate ) of Seller (other than the Company or any Company Subsidiary) as required by Section
        7.10 hereof;

                       (ix) the Assumption and Indemnification Agreement as required by Sections 1.4 and 7.11 hereof; and

                       (x) all other previously undelivered documents re-quired to be delivered by Seller to Buyer at or prior to the Closing Date in connection with the transactions contemplated hereby.

                  (b) Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                       (i) the Purchase Price, by wire transfer of imme-diately available funds, as provided in Section 1.2 hereof;

                       (ii) copies of resolutions of the Board of Directors of Buyer, certified by the corporate secretary or assistant secretary of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby as required by Section 6.3 hereof;

                       (iii)  the Buyer s certificate  required by Section
        6.4 hereof;

                       (iv)  the opinions of counsel for Buyer required by
        Section 6.7 hereof; and

                       (v) all other previously undelivered documents required to be delivered by Buyer to Seller at or prior to the Closing Date in connection with the transactions contemplated hereby.

              2.3 Further Assurances. After the Closing, each party hereto shall from time to time, at the request of the other party and without further cost or expense to such other party, execute and deliver such other instruments and take such other actions as such other party may reasonably request to more effectively consummate the transactions contemplated hereby and to vest in Buyer good and valid title to the Company Common Stock free and clear of Encumbrances.


                                    ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF SELLER

              Seller hereby represents and warrants to Buyer as follows:

              3.1 Corporate Organization, Etc. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Rhode Island and has full corporate power and authority to conduct its business as it is now being conducted and own and lease its properties, including the Company Common Stock. The Company is a corporation duly orga-nized, validly existing and in good standing under the laws of the State of Rhode Island and has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns and is duly qualified or otherwise authorized as a foreign corporation to conduct the business conducted by it and is in good standing in each jurisdiction in which such qualification or authorization is required under applicable law, except jurisdictions in which the Company s failure to be so qualified or otherwise authorized would not or could not reasonably be expected to, individually or in the aggregate, result in an adverse change of $350,000 or more in the business, condition (financial or otherwise), assets, liabilities or results of operations (a Material Adverse Effect ) of the Company and the Company Subsidiaries taken as a whole. Section 3.1 of the Disclosure Schedule sets forth each jurisdiction in which the Company is duly qualified or otherwise authorized as a foreign corporation to conduct business. Seller has delivered to Buyer complete and correct copies of the charter and by-laws of each of Seller, the Company and each Company Subsidiary as presently in effect.

              3.2 Capital Stock. The authorized capital stock of the Company consists of 8,000 shares of common stock, $1.00 par value per share, of which only the Company Common Stock is issued and outstanding, and no other shares of any other class or series of capital stock are authorized, issued or outstanding. All of the shares of Company Common Stock have been validly issued and are fully paid, nonassessable and free of preemptive rights. Except as set forth in Section 3.2 of the Disclosure Schedule, there are no subscriptions, options, convertible or exchangeable securities or instruments, warrants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to or providing for the issuance, sale, purchase, redemption, transfer or voting of any shares of Company Common Stock or other capital stock or ownership interests in the Company.

              3.3 Ownership of Stock. Seller has good, valid and marketable title to the Company Common Stock free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws. Upon consummation of the transactions contemplated hereby, Buyer will acquire good and valid title to the Company Common Stock, free and clear of all Encumbrances, other than the restrictions imposed by federal and state securities laws.

              3.4 Subsidiaries. Section 3.4 of the Disclosure Schedule sets forth the name, jurisdiction of incorporation and capitalization of each Company Subsidiary and each jurisdiction in which each Company Subsidiary is duly qualified to conduct business. Except for security interests in collateral consisting of capital stock or other equity securities of any corporation (including, but not limited to, a cooperative corporation) or in any partnership, joint venture, trust, unincorporated organization or any other entity or as disclosed in Section 3.4 of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns, directly or indirectly, any capital stock or other equity securities of any corporation or has any direct or indirect equity or ownership interest in any partnership, joint venture, corporation, trust, unincorporated organization, or any other entity not listed in Section 3.4 of the Disclosure Schedule. All the out-standing capital stock of each Company Subsidiary is owned directly or indirectly by the Company (as set forth in Section 3.4 of the Disclosure Schedule) free and clear of all Encumbrances, and is validly issued, fully paid, nonassessable and free of preemptive rights. There are no subscrip-tions, options, convertible or exchangeable securities or instruments, war-rants, calls, rights, contracts, commitments, understandings, restrictions or arrangements relating to or providing for the issuance, sale, purchase redemption, transfer or voting of any shares of capital stock or other ownership interests in any Company Subsidiary. Each Company Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns, and is duly qualified or otherwise autho-rized as a foreign corporation to conduct the business conducted by it and is in good standing in each jurisdiction in which such qualification or authorization is required under applicable law, except jurisdictions in which the failure to be so qualified or otherwise authorized would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. On January 6, 1994, the Company dissolved Flamb Corporation, a former Florida corporation and wholly owned subsidiary of the Company ( Flamb ). Immediately prior to such dissolution, Flamb was a shell corporation with no assets or liabilities of any consequence. Neither the Company nor any Company Subsidiary retains any liability as a result of the prior ownership or operations of Flamb or as a result of its dissolution.

              3.5    Authorization, Etc.    Seller has full corporate power and
   authority to  execute  and  deliver this  Agreement  and to  carry  out  the transactions contemplated hereby. The Board of Directors of Seller has authorized the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby and no shareholder approval or other corporate proceedings on the part of Seller is necessary to approve and authorize the execution and delivery by Seller of this Agreement and the consummation by Seller of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Seller. This Agreement constitutes a valid and binding agreement of Seller, assuming the due execution of the Agreement by Buyer and GFC, enforceable against Seller in accordance with its terms, except that (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

              3.6   No Violation.  The execution and delivery of this Agreement by Seller and the consummation by Seller of the transactions contemplated hereby will not (a) conflict with or result in a violation of any provision of the charter or bylaws of Seller, the Company or any Company Subsidiary,
   (b) except as specified in Section 3.6 of the Disclosure Schedule, conflict with, violate, or constitute a breach or default (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or acceleration under or otherwise impair any contract, commit-ment, Credit Arrangement (as defined in Section 3.12(b) hereof), policy, indenture, mortgage, note, deed or other agreement of any nature, including, without limitation, those specified in Section 3.12(a) of the Disclosure Schedule (each a Contract ) but excluding any oral Contract involving loan or financial commitments or obligations or advances under factoring contracts equal to or less than $300,000 individually or $1,000,000 in the aggregate, in each case as to which Seller, the Company or any Company Subsidiary is a party or by which Seller, the Company or any Company Subsid-iary is bound, or to which the assets or employees of the Company or any Company Subsidiary are subject, which breach or default would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, or interfere in any material way with the ability of Seller or Buyer to consummate the transactions contemplated by this Agreement, (c) conflict with or result in a violation by Seller, the Company or any Company Subsidiary of any federal, state, local or foreign law, statute, rule, regulation, ordinance or code or any order, judgment, writ, injunction, decree or award entered by any federal, state, local or foreign court, arbitrator or other forum of competent jurisdiction ( Laws or Law ),
   (d) result in or give rise to the imposition of any Encumbrance, restriction or charge on the business of the Company or any Company Subsidiary or on any assets of the Company or the Company Subsidiaries, or (e) except as set forth in Section 3.6 of the Disclosure Schedule, conflict with, violate or constitute a breach or default (with or without notice or lapse of time or both), or give rise to any right of termination, cancellation or accelera-tion under, or otherwise impair, any license, permit, order, consent, approval, registration, authorization, qualification or filing with or under any federal, state, local or foreign laws and governmental or regulatory bodies (collectively, Permits ).

              3.7 Financial Statements. (a) Seller has heretofore delivered to Buyer complete copies of (i) the consolidated balance sheets of the Company at December 31, 1988, 1989, 1990, 1991 and 1992, November 30, 1992
   and November 30, 1993, and (ii) the consolidated statements of income and statements of retained earnings of the Company for each of the years ended December 31, 1988, 1989, 1990, 1991 and 1992, and (iii) the consolidated statement of income of the Company for the eleven-month period ended November 30, 1993 (collectively, the Company Financial Statements ). Seller has also heretofore delivered to Buyer complete copies of (i) the consolidated balance sheet of the Company at September 30, 1993 and (ii) the consolidated statement of income of the Company for the ten-month period then ended (together, the Interim Company Financial Statements ).

                  (b)  When  finally prepared and delivered  in accordance with
   Section 1.3(e) hereof, the financial statements contained in the Closing Audit Report (the Closing Audit Financial Statements ) will be prepared in accordance with GAAP, will be true and correct in all material respects and will fairly present the consolidated financial condition and results of operation of the Company and the Company Subsidiaries at and as of the dates and for the periods indicated therein. Subject to the parameters set forth in the last sentence of Section 9.1(a), at and as of November 30, 1993, neither the Company nor any Company Subsidiary had any material indebtedness, obligation or liability of any kind (whether accrued, absolute, contingent or otherwise, and whether due or to become due) which will not be reflected in the Closing Audit Financial Statements.

              3.8 Absence of Certain Changes. Except as set forth in Sec-tion 3.8 of the Disclosure Schedule, since September 30, 1993 there has been no change in the business, condition (financial or otherwise), assets, liabilities or results of operations of the Company and the Company Subsid-iaries which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as and to the extent set forth in
   Section 3.8 of the Disclosure Schedule (or any subsection thereof) and as otherwise provided herein, since September 30, 1993:

                  (a) the business of the Company and the Company Subsidiaries has been conducted only in the ordinary course and consistent with past practices;

                  (b) there has been no change in the Permits of the Company or any Company Subsidiary, except for changes which would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole;


                  (c) neither the Company nor any Company Subsidiary has lost any factoring client or borrower or been advised that it will likely lose any factoring client or borrower which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole;

                  (d) there has been no purchase of assets by the Company or any Company Subsidiary, and no sale, assignment or transfer of any of the assets of the Company or any Company Subsidiary (other than purchases of assets from, or sales, assignments or transfers of assets to, non-Affiliates (as defined in Section 2.2 hereof) of the Company or any of the Company Subsidiaries except in the ordinary course of business and consistent with past practices, or between or among the Company and any of the Company Subsidiaries);

                  (e)   except as reflected  in the Closing Audit  Report or in
   Schedule 1.3 hereto, there has been no change in the financial reporting or accounting methods or practices by the Company or any Company Subsidiary (including without limitation any change with respect to establishment of reserves for losses or the determination of non-accruing loans (including without limitation incurred but not reported losses with respect to loan losses or factoring losses) or any material change in depreciation or amortization policies or rates adopted by it);

                  (f) neither the Company nor any Company Subsidiary has made any change in any of its factoring, asset-based lending or tax or accounting practices or policies;

                  (g)   determination    of nonaccruing  loans and  delinquency
   reporting practices of the Company and Company Subsidiaries were conducted consistent with past practices;

                  (h) neither the Company nor any Company Subsidiary has discharged or satisfied any indebtedness, obligation or liability or cancelled or compromised any claim or waived or released any right, except for such discharges, satisfactions, cancellations, compromises, waivers, or releases made in the ordinary course of business which would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole;

                  (i) neither the Company nor any Company Subsidiary has made any capital expenditures or any commitments therefor in excess of $100,000 individually or $200,000 in the aggregate;

                  (j) neither the Company nor any Company Subsidiary has entered into or has proposed entering into any other transactions or Contracts other than in the ordinary course of business consistent with past practices;

                  (k) neither the Company nor any Company Subsidiary has (A) suffered any extraordinary loss or extraordinary losses (as defined in Opinion No. 30 of the Accounting Principles Board of the American Institute of Certified Public Accountants) or (B) suffered any damage, destruction or casualty loss without regard to coverage by insurance, which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole;

                  (l) except as set forth in Section 5.1(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has (A) made or agreed to make any increase in the compensation payable or to become payable to any employee, agent, consultant or other similar representative of the Company or any Company Subsidiary, or made or agreed to make any increase in any bonus or incentive compensation or commission plan or in any Plan (as defined in Section 3.17 hereof) except in each case for any such increases pursuant to agreements in existence on December 31, 1992 with respect to such plans or for increases that were made in the ordinary course of business consistent with past practice and that did not result in an increase of more than 6% of the respective salary, wages or compensation of any such person or entity, or (B) created any Plan or made any contribution, amendment or modification to any Plan;

                  (m) neither the Company nor any Company Subsidiary failed promptly to pay and discharge current liabilities, except where disputed in good faith (each such disputed claim is listed in Section 3.8 (m) of the Disclosure Schedule) or where such failure would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole;

                  (n) except as specifically disclosed in the Company Finan-cial Statements and as will be specifically disclosed in the Closing Audit Report, neither of the Company nor any Company Subsidiary has entered into any transaction or arrangement under which the Company or any Company Sub-sidiary directly or indirectly paid, lent or advanced any amount to or for the account of, or purchased, sold, transferred or leased any properties or services to (A) Seller, (B) any officer or director of the Company, of any Company Subsidiary, or of Seller or of any affiliate of Seller or (C) any Affiliate of Seller or the Company, any Company Subsidiary or of any such officer of director; each outstanding transaction and arrangement of the type described in this Section 3.8(n), including each such outstanding transaction and arrangement specifically disclosed in the Company Financial Statements and each such outstanding transaction entered into on or prior to September 30, 1993, is set forth and described in Section 3.8(n) of the Disclosure Schedule; and

                  (o) neither the Company nor any Company Subsidiary has agreed or committed to do any of the foregoing, except as specifically contemplated by this Agreement.

              3.9     Compliance  with   Law;  Governmental   Authorizations.
    (a) Neither the Company nor any Company Subsidiary is in violation of any applicable Law relating to or affecting the operation, conduct or ownership of the property or businesses of the Company or any of the Company Subsidiaries, except for any violation or violations which would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

                  (b) Except to the extent set forth in Section 3.16 of the Disclosure Schedule, set forth in Section 3.9 of the Disclosure Schedule is a true and complete list of each material Permit held or used by or for the benefit of the Company or any Company Subsidiary, containing the date of issuance and scheduled expiration date of each Permit and a description of the scope of each Permit. Except as set forth in Section 3.9 of the Disclosure Schedule, (i) no proceeding is pending nor, to the best knowledge of Seller, the Company and each Company Subsidiary (each, an Attributable Person ) after due inquiry, is any proceeding threatened, in which any Person is seeking to revoke or deny the renewal of any material Permit and no Attributable Person has reasonable ground to believe that any material Permit will not in the ordinary course be renewed upon its expiration or that the transactions contemplated hereby will make it more difficult for the Company or any Company Subsidiary to renew or obtain each material Permit, (ii) each material Permit is in full force and effect without any default thereunder by the Company or any Company Subsidiary and in the aggregate are sufficient for the conduct of their business as currently conducted by the Company and the Company Subsidiaries in all material respects, and (iii) neither the Company nor any Company Subsidiary has received notice of any claim or charge that the Company or any Company Subsidiary has breached any material Permit.

              3.10 Proprietary Rights. Section 3.10 of the Disclosure Sched-ule contains an accurate and complete list of all of the domestic and foreign letters patent, patent applications, computer programs and software, patent licenses and know-how licenses, trade names, common law trademarks, service marks, trademark registrations and applications, service mark registrations and applications and copyright registrations and applications of the Company and the Company Subsidiaries (the Intellectual Property ) other than any property rights (including, but not limited to, customer lists or other intangible property) as to which the Company or any Company Subsidiary only has a security interest pursuant to the applicable Uniform Commercial Code. Unless otherwise indicated therein, the Company or the applicable Company Subsidiary, as the case may be, owns the entire right, title and interest in and to the Intellectual Property listed in Section
   3.10  of the Disclosure  Schedule, and their  use thereof  does not infringe upon the rights of any Person nor, to the best knowledge of each Attributable Person after due inquiry, has any Person asserted or alleged that their use thereof infringes upon the rights of any Person. Except as set forth in Section 3.10 of the Disclosure Schedule, none of the Intellectual Property is subject to any outstanding order, decree, judge-ment, stipulation, settlement or Encumbrance. Except as set forth in
   Section 3.10 of the Disclosure Schedule, there are no suits, actions, pro-ceedings or other adverse claims pending or, to the best knowledge of each Attributable Person after due inquiry, threatened, affecting or with respect to the Intellectual Property. Except as set forth in Section 3.10 of the Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, each of the Company and the Company Subsidiaries will be entitled to continue to use all Intellectual Property listed in Section 3.10 of the Disclosure Schedule upon the same terms applicable to the Company s and each of the Company Subsidiary s use of such Intellectual Property prior to consummation of the transaction. The computer programs and software listed in Section 3.10 of the Disclosure Schedule constitute all of the computer programs and software used by the Company and the Company Subsid-iaries and are sufficient for the conduct of their businesses as currently conducted by the Company and Company Subsidiaries. Except as set forth in
   Section 3.10 of the Disclosure Schedule, Seller and its Affiliates (other than the Company and the Company Subsidiaries) have no right or title to or interest in any Intellectual Property or any trade secrets and other proprietary rights used in the business of the Company or any of the Company Subsidiaries as their businesses have been conducted prior to the date hereof.

              3.11 Taxes. Except as set forth in Section 3.11 of the Disclo-sure Schedule:

                  (a)   Seller has filed as part  of a consolidated return, has
   caused the Company to file, or will file or cause to be filed on or prior to the Closing Date, all federal, state, local and foreign Tax (as defined in
   Section 3.11(g) hereof) returns and Tax reports that are required to be filed by, or with respect to, the Company or any Company Subsidiary on or prior to the Closing Date (taking into account any extension of time to file granted to or on behalf of the Company) (collectively, the Tax Returns ). At the time filed, such Tax Returns were, or will be when filed, true, complete and correct in all material respects. Seller, the Company and each Company Subsidiary has timely paid all Taxes shown as due on each such Tax Return. The accruals and reserves reflected in the Company s financial statements for the period ended on the Closing Date are adequate to cover all Taxes of the Company and each Company Subsidiary accrued through such date for that and any prior periods in accordance with GAAP. There are no liens for Taxes upon the assets of the Company or any Company Subsidiary except liens for Taxes not yet due. There are no outstanding deficiencies, assessments or proceedings for the collection of Taxes against or involving the Company or any Company Subsidiary or any of their respective assets except as listed in Section 3.11 of the Disclosure Schedule. Except for this Agreement, all Tax-sharing, Tax indemnity or Tax allocation agreements or similar Contracts or arrangements with respect to or involving the Company or any Company Subsidiary shall be terminated as to the Company and each Company Subsidiary on or prior to the Closing Date, and after such date, neither the Company nor any Company Subsidiary shall be bound thereby or have any liability thereunder. All federal, state, local and foreign Taxes due and payable by or with respect to the Company and each Company Subsidiary have been, or prior to the Closing Date will be, paid. Except as disclosed in Section 3.11 of the Disclosure Schedule (a) there are no waivers in effect of the applicable statutory period of limitation for Taxes of the Company or any Company Subsidiary for any taxable period, (b) no deficiency assessment or proposed adjustment with respect to any Tax liability of the Company or any Company Subsidiary for any Taxable period is pending or, to the best knowledge of each Attributable person after due inquiry, threatened, and (c) the statute of limitations for the collection or assessment of federal income Taxes due from the Company and the Company Subsidiaries for all periods prior to 1985 are closed.

                  (b) No election under any of Section 108, 168, 338, 441, 472, 1017, 1033, or 4977 of the Internal Revenue Code of 1986, as amended (the Code ) (or any predecessor provisions) has been made or filed by or with respect to the Company or any Company Subsidiary. No consent to the application of Section 341(f)(2) of the Code (or any predecessor provision) has been made or filed by or with respect to the Company or any Company Subsidiary or any of its assets. None of the assets of the Company or any Company Subsidiary is an asset or property that is or will be required to be treated as being (i) owned by any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or any department or agency thereof and any other entity (a Person ) (other than the Company or the Company Subsidiaries) pursuant to the provisions of
   Section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately before the enactment of the Tax Reform Act of 1986, or
   (ii) tax-exempt use property within the meaning of Section 168(h)(1) of the Code.

                  (c) Neither the Company nor any Company Subsidiary has agreed to or is required to make any adjustment pursuant to Section 481(a) of the Code or under any similar provision relating to Subchapter L of the Code (or any predecessor provisions) or any similar provisions of Law, and there is no application pending with any governmental authority, domestic or foreign, having jurisdiction over the assessment, determination, collection or other imposition of Taxes (each, a Taxing Authority ) requesting permis-sion for any changes in any accounting method of the Company or any Company Subsidiary. Neither the United States Internal Revenue Service (including any successor agency, the IRS ) nor any other Taxing Authority has proposed any such adjustment or change in accounting method.

                  (d) For all Tax years through the taxable years ended Decem-ber 31, 1992, the Company and the Company Subsidiaries have been included in a consolidated federal income Tax Return which includes Seller. For the 1993 Tax year and the taxable period ending on the Closing Date, the Company and the Company Subsidiaries will be included in the consolidated federal income Tax Return which includes Seller.

                  (e) Section 3.11 of the Disclosure Schedule sets forth all state, local and foreign consolidated, combined and unitary Tax Returns for the 1992 Tax years filed by or with respect to the Company or any Company Subsidiary.

                  (f)  Seller  is not a  foreign person   within the meaning of
   Section 1445(b)(2) of the Code.

                  (g)    Tax   (including with  correlative meaning,  the terms
    Taxes and Taxable ) means (i) any income, gross receipts, ad valorem, premium, excise, value-added, sales, use, transfer, franchise, license, severance, stamp, occupation, service, lease, withholding, employment, payroll, premium, property or windfall profits tax, alternative or add-on minimum tax, or other tax, fee or assessment, together with any interest and any penalty, addition to tax or additional amount imposed by any governmental authority responsible for the imposition of any such tax, with respect to the Company or any Company Subsidiary and (ii) any liability of the Company or any Company Subsidiaries for the payment of any amount of the type described in clause (i) as a result of the Company or any Company Subsidiary being a member of an affiliated or combined group with, or a successor to, or transferee of, any other corporation at any time on or prior to the Closing Date.

              3.12  Contracts.
                  (a)  Except  for business  brokerage commitments entered into in the ordinary course of business consistent with past practice or as set forth in Section 3.12(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has, participates in or is bound by or subject to (i) any Contract that contains any severance, parachute or similar payment liabilities or obligations, (ii) any employment, consultation or similar Contract, (iii) any Contract relating to the disposition or acquisition of the stock or assets of, or any interest in, any business enterprise other than with respect to collateral sold in the normal course of business consistent with past practice in amounts not to exceed $25,000 individually or $500,000 in the aggregate in any twelve (12) month period, (iv) any Contract relating to capital expenditures by the Company or any of the Company Subsidiaries and involving or likely to involve future payments which, together with future payments under all other Contracts relating to the same capital project, exceeds $100,000 in any one year or exceeds $500,000 in the aggregate and is not cancelable by the Company or a Company Subsidiary without penalty within 30 days, (v) any other Contract which involves payments by the Company or any of the Company Subsidiaries of $100,000 or more and is not cancelable without penalty within 30 days, (vi) any lease, sublease, installment purchase or similar Contract for personal property calling for annualized payments with respect to such personal property in excess of $100,000, (vii) any indebtedness for borrowed money or any indebtedness evidenced by any promissory notes,
   (viii) any indebtedness of whatsoever nature (including without limitation open account indebtedness) to Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary), or any Contract with Seller or any Affiliate of Seller (other than the Company or any Company Subsidiary),
   (ix) any Contract containing any covenant limiting the freedom of the Company or any Company Subsidiary to engage in any line of business or compete with any Person or in any geographic area (other than as may be set forth in the respective corporate charters of the Company or any Company Subsidiary), (x) any Contract limiting the right of the Company or any Company Subsidiary to pay dividends or make distributions, or (xi) any other Contract which involves payments by the Company and/or any Company Subsid-iary(ies) of $100,000 or more. Seller has previously delivered to Buyer each Contract set forth in Section 3.12(a) of the Disclosure Schedule. Each Contract set forth in Section 3.12(a) of the Disclosure Schedule (and each other material Contract to which the Company or any of the Company Subsidiaries is a party) is (A) valid, binding and enforceable in accordance with its terms against the Company and the Company Subsidiaries, as applicable, and, to the best knowledge of each Attributable Person after due inquiry, is valid, binding and enforceable in accordance with its terms against the other parties thereto, in each case except that such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought, and (B) except as otherwise noted in Section 3.12(a) of the Disclosure Schedule, is in full force and effect without any default thereunder by the Company or any Company Subsidiary or, to the best knowledge of each Attributable Person after due inquiry, by any other party thereto, except to the extent that such default or failure to be valid, binding and enforceable would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as otherwise set forth in Section 3.12(a) of the Disclosure Schedule, none of Seller, the Company or any Company Subsidiary has received written notice of any claim or charge that the Company or any Company Subsidiary has breached any Contract, including those set forth in Section 3.12(a) of the Disclosure Schedule.

                  (b) Each currently existing factoring arrangement and each currently outstanding loan or extension of credit by the Company and each Company Subsidiary (each, a Credit Arrangement ) was solicited, originated and serviced and currently exists in full compliance with all applicable requirements of Law, except where the failure to so comply would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Each note and instrument evidencing a Credit Arrangement and each loan agreement, credit agreement and security instrument related to each Credit Arrangement constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with the terms thereof, except where the failure thereof would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and Company Subsidiaries taken as a whole. Except as set forth in Section 3.12(b) of the Disclosure Schedule, each Credit Ar-rangement is documented to accurately reflect the terms of such Credit Ar-rangement and there are no oral modifications or amendments or additional agreements related to any Credit Arrangement that are not reflected in the records (including in the general financial reporting, factoring and loan administration systems of the Company) of the Company or any Company Subsid-iary which established or services such Credit Arrangement. Except with respect to counterclaims raised in connection with legal actions initiated by the Company as set forth in Section 3.14 of the Disclosure Schedule, no claims of defense as to the enforcement of any Credit Arrangement have been asserted, nor would any act or omission on the part of the Company or any Company Subsidiary give rise to any claim or right of rescission, set-off, counterclaim or defense, except in each case where such modifications, amendments, agreements, claims, defenses, acts or omissions would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Seller does not make any representation or warranty to Buyer as to the collectibility of amounts owing under any of the Credit Arrangements to the extent that such failure or inability to collect arises out of the insolvency or bankruptcy of customers or borrowers or the inability of customers or borrowers to pay. Section 3.12(b) of the Disclosure Schedule contains true and correct copies of (i) the 1992 and 1993 factoring client annual volume summary (in the case of factoring arrangements), (ii) the finance client summary for the month ended January 31, 1994, (iii) the factoring client sales summary for the month ended December 31, 1993 and
   (iv) the factoring client daily aging summary for the month ended December 31, 1993.

              3.13 Insurance. (a) Section 3.13 of the Disclosure Schedule contains an accurate and complete list of all liability, property, fidelity, workers compensation, directors and officers liability and other policies of insurance, bonds or surety arrangements that insure the business, properties, employees, operations or affairs of the Company or any Company Subsidiary or affect or relate to the ownership, use or operations of any of the properties of any of the Company or any Company Subsidiary. Except as set forth in Section 3.13 of the Disclosure Schedule, to the best knowledge of each Attributable Person after due inquiry, since January 1, 1990 neither the Company nor any Company Subsidiary has been denied any insurance coverage which it has requested.

                  (b) Neither the Company nor any Company Subsidiary is in default with respect to any provision of any insurance policy issued for its benefit nor has the Company or any Company Subsidiary failed to give any notice or present any claim thereunder in due or timely fashion or as required by any of such insurance policies which would result in failure to recover any material amount in full under such policies.

              3.14 Litigation. Except as set forth in Sections 3.11 or 3.14 of the Disclosure Schedule, there is no claim, action, suit, inquiry, proceeding, arbitration or investigation by or before any court or governmental or other regulatory, Tax or administrative agency or commission, arbitrator or other tribunal pending or, to the best knowledge of each Attributable Person after due inquiry, threatened, against the Company or any Company Subsidiary, where the amount sought to be recovered is in excess of $100,000 (or is unspecified) or in which punitive or multiple damages or injunctive relief is being sought. Except as set forth in Section 3.14 of the Disclosure Schedule, none of Seller, the Company or any Company Subsidiary has received any written, or, to the best knowledge of each Attributable Person after due inquiry, any other, notice of any claim or assertion of liability on the part of the Company or any Company Subsidiary, the realization of which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as set forth in Section 3.14 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has been the subject of any proceeding or, to the best knowledge of each Attributable Person after due inquiry, investigation by or before any regulatory authority with jurisdiction over the Company or any Company Subsidiary relating to such company s business practices, from January 1, 1992 through the date hereof.

              3.15 Consents and Approvals. Except for the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the HSR Act ) or as set forth in Section 3.15 of the Disclosure Schedule, no consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or any other Person is required to be made or obtained by Seller, the Company or any Company Subsidiary, or any Affiliate thereof, in connection with the execu-tion, delivery and performance of this Agreement by Seller or the consum-mation by Seller of the transactions contemplated hereby.

              3.16  Environmental Matters.
                  (a) Except as set forth in Section 3.16 of the Disclosure Schedule, the Company and each Company Subsidiary is in compliance with all applicable Environmental Laws (as defined in Section 3.16 (j) hereof), which compliance includes, but is not limited to, the possession by the Company Company and each Company Subsidiary of all Permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof, except for any noncompliance or the the absence of any Permits that would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received any communication (written or oral), whether from a domestic or foreign governmental authority, citi-zens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in compliance with applicable Environmental Laws. All Permits and other domestic or foreign governmental authorizations currently held or used by the Company or any Company Subsidiary pursuant to Environmental Laws are identified in Section 3.16 of the Disclosure Sched-ule.

                  (b) Except as set forth in Section 3.16 of the Disclosure Schedule, there is no Environmental Claim (as defined in Section 3.16(h) hereof) pending or threatened against the Company or any Company Subsidiary or, to the best knowledge of each Attributable Person after due inquiry, against any Person or entity whose liability for any Environmental Claim the Company or any Company Subsidiary has or may have retained or assumed either contractually or by operation of Law, except for any Environmental Claim or Claims that would not or could not reasonably be expected to have, individu-ally or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

                  (c) Except as set forth in Section 3.16 of the Disclosure Schedule, to the best knowledge of each Attributable Person after due inqui-ry, there are no past or present actions, activities, circumstances, condi-tions, events or incidents, including, without limitation, the release, emission, discharge, presence or disposal of any Material of Environmental Concern (as defined in Section 3.16(i) hereof), that could form the basis of any Environmental Claim against the Company or any Company Subsidiary as a result of the past or present ownership, or participation in the management (as such phrase is used in Section 3.16(f) hereof), by the Company or any Company Subsidiary (or predecessor to any of them) of any real property, which Environmental Claim or Claims would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

                  (d) Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has released, emitted, discharged or disposed of any Material of Environmental Concern at, in, on, under, over or from any property owned or operated by the Company or any Company Subsidiary, except where such release, emission, discharge or disposal would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Compa-ny Subsidiaries taken as a whole.

                  (e) Except as set forth in Section 3.16 of the Disclosure Schedule, neither the Company nor any Company Subsidiary has engaged in activities that could result in the Company or any Company Subsidiary forfeiting a secured creditor exemption in any Environmental Claim brought pursuant to the Comprehensive Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Section 9601 et seq., or an analogous Law, except where such forfeiture would not or could not reasonably be expected to have individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

                  (f) There exists no facility in which the Company or any Company Subsidiary participates in or may be deemed to participate in the management (as that term has been defined by the United States Environmental Protection Agency in its recently vacated rule found at 40 C.F.R. 300.1100(c) (1993)) based exclusively upon acts or events which occur prior to the Closing. In the event that Seller breaches or has breached the representation set forth in the immediately preceding sentence, then each reference to "Loan Property", the "Company" or any "Company Subsidiary" in this Section 3.16 shall be deemed to include a reference to the property or properties, the existence of and conduct with respect to which results in a breach of the immediately preceding sentence.

                  (g)   For purposes  of this Agreement,   Environmental Claim
   shall mean any claim, action, cause of action, investigation conducted pursuant to an order, directive or similar demand issued by a domestic or foreign governmental authority or third party, demand, suit, order or notice (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for or requirement to incur investigatory costs, cleanup costs, governmental response costs, natu-ral resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned or operated by the Company, any Company Subsidiary or any Participation Facility or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                  (h)   For  purposes of  this Agreement,   Environmental Laws
   shall mean all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

                  (i) For purposes of this Agreement, Materials of Envi-ronmental Concern shall mean chemicals, pollutants, contaminants, wastes, hazardous or toxic substances, radionuclides, petroleum and petroleum products.

                  (j) For purposes of this Agreement, Loan Property means any property in which the Company or any Company Subsidiary presently holds a security interest. Section 3.16 of the Disclosure Schedule contains an accurate and complete list of all Loan Properties.

              3.17  Employee Benefit Plans.
                  (a)    Section  3.17(a) of  the Disclosure Schedule  contains
   a true and complete list or description of each bonus, deferred compensation, incentive compensation, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other employee benefit plan, program, agreement or arrangement, sponsored, maintained or contributed to or required to be contributed to by Seller, the Company, any Company Subsidiary or by any trade or business, whether or not incorporated (an ERISA Affiliate ), that together with the Company would be deemed a single employer within the meaning of section 4001(b) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder ( ERISA ), for the benefit of any em-ployee or former employee of the Company or any Company Subsidiary, whether formal or informal and whether legally binding or not (the Plans ).
   Section 3.17 of the Disclosure Schedule identifies each of the Plans that is an employee welfare benefit plan or employee pension benefit plan, as such terms are defined in sections 3(1) and 3(2) of ERISA (such plans being hereinafter referred to collectively as the ERISA Plans ). Except as disclosed in Section 3.17 of the Disclosure Schedule, neither Seller, the Company, any Company Subsidiary nor any ERISA Affiliate has any formal plan or commitment, whether legally binding or not, to create any additional Plan or modify or change any existing Plan that would affect any employee or terminated or retired employee of the Company or any Company Subsidiary and is not required by Law.

                  (b) With respect to each of the Plans, Seller has heretofore delivered to Buyer true and complete copies of each of the following documents:

                       (i) a copy of the Plan (including all amendments thereto);

                       (ii) a copy of the actuarial report, if required under ERISA, with respect to each such Plan for the last three years;

                       (iii) a copy of the most recent Summary Plan Description ( SPD ), together with all Summaries of Material Modi-fication issued with respect to such SPD, required under ERISA with respect to such Plan, and all other material employee commu-nications relating to such Plan;

                       (iv) all Contracts relating to the Plans with respect to which the Company or any Company Subsidiary may have any liability, including without limitation insurance contracts, investment management agreements, subscription and participation agreements and record keeping agreements; and

                       (v) the most recent determination letter received from the IRS with respect to each Plan that is intended to be qualified under Section 401 of the Code.

                  (c) No liability under Title IV of ERISA has been incurred by Seller, the Company, any Company Subsidiary or any ERISA Affiliate since the effective date of ERISA that has not been satisfied in full, and no condition exists that presents a material risk to any such party of incurring a liability under such Title, other than liability for premiums due the Pension Benefit Guaranty Corporation ( PBGC ), which payments have been or will be made when due. To the extent this representation applies to sections 4064, 4069 or 4204 of Title IV of ERISA, it is made not only with respect to the ERISA Plans but also with respect to any employee benefit plan, program, agreement or arrangement subject to Title IV of ERISA to which Seller, the Company, any Company Subsidiary or any ERISA Affiliate made, or was required to make, contributions during the five (5)-year period ending on the last day of the Company's most recent fiscal year.

                  (d) The PBGC has not instituted proceedings to terminate any of the ERISA Plans and no condition exists that presents a material risk that such proceedings will be instituted.

                  (e) With respect to each of the ERISA Plans that is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan's actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits.

                  (f) Neither the Company nor any Company Subsidiary, any of the ERISA Plans, any trust created thereunder, nor any trustee or adminis-trator thereof has engaged in a transaction or has taken or failed to take any action in connection with which the Company or any Company Subsidiary could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975, 4976 or 4980B of the Code.

                  (g) Full payment has been made, or will be made in accordance with section 404(a)(6) of the Code, of all amounts which Seller, the Company, any Company Subsidiary or any ERISA Affiliate is required to pay under the terms of each of the ERISA Plans and section 412 of the Code, and all such amounts properly accrued through the Closing with respect to the current plan year thereof will be paid, or be caused to be paid, by Seller on or prior to the Closing or will be properly recorded on the Closing Audit Report; and none of the ERISA Plans or any trust established thereunder has incurred any accumulated funding deficiency (as defined in section 302 of ERISA and section 412 of the Code), whether or not waived, as of the last day of the most recent fiscal year of each of the ERISA Plans ended prior to the date of this Agreement.

                  (h)  None  of the ERISA plans  is a  multiemployer plan,   as
   such term is defined in section 3(37) of ERISA.

                  (i) Each of the Plans has been operated and administered in all material respects in accordance with applicable Laws, including but not limited to ERISA and the Code.

                  (j) Each of the ERISA Plans that is intended to be quali-fied within the meaning of section 401(a) of the Code is so qualified or will be so qualified by Seller within the applicable remedial amendment period.

                  (k) Each of the ERISA Plans that is intended to satisfy the requirements of section 501(c)(9) of the Code has so satisfied such require-ments.

                  (l) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of section 280G of the Code.

                  (m) No leased employee, as that term is defined in section 414(n) of the Code, performs services for the Company or any Company Subsidiary.

                  (n) No Plan provides benefits, including without limitation death or medical benefits (whether or not insured), with respect to current or former employees after retirement or other termination of service (other than (i) coverage mandated by applicable Law, (ii) death benefits or retirement benefits under any employee pension benefit plan, as that term is defined in section 3(2) of ERISA, (iii) deferred compensation benefits accrued as liabilities on the Company Financial Statements and the books of Seller, the Company, a Company Subsidiary or the ERISA Affiliates, or
   (iv) benefits the full cost of which is borne by the current or former employee (or his beneficiary).

                  (o) With respect to each Plan that is funded wholly or partially through an insurance policy, there will be no liability of Seller, the Company, any Company Subsidiary or an ERISA Affiliate, as of the Closing Date, under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Closing Date.

              3.18   Labor Matters.   (a)   Section  3.18(a) of  the Disclosure
   Schedule sets forth a list containing the name, position, date of hire, current base salary or wage rate and aggregate annual compensation (including salary, wages, bonuses and commissions) for each full-time and part-time employee of the Company and each Company Subsidiary. Section 3.18(a) of the Disclosure Schedule also sets forth the Company s and Company Subsidiaries policy regarding holiday, accrued holiday, vacation and accrued vacation, sick leave and long-service entitlement (if any), and permitted time off due as compensation for additional time worked for each full-time and part-time employee of the Company and each Company Subsidiary.

                  (b) Neither the Company nor any Company Subsidiary is party to any labor or collective bargaining agreement and there are no labor or collective bargaining agreements which pertain to employees of the Company or any Company Subsidiary.

                  (c) No employees of the Company or any Company Subsidiary are represented by any labor organization. No labor organization or group of employees of the Company or any Company Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. To the best knowledge of each Attributable Person after due inquiry, there are no organizing activities involving the Company or any Company Subsidiary pending with any labor organization or group of employees of the Company or any Company Subsidiary.

                  (d) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened against or involving the Company or any Company Subsidiary. Except as disclosed in Section 3.18(d) of the Disclo-sure Schedule, there are no unfair labor practice charges, grievances or complaints pending or threatened by or on behalf of any employee or group of employees of the Company or any Company Subsidiary which, if resolved against the Company or such Company Subsidiary, as the case may be, would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

                  (e) Except as set forth in Section 3.18(e) of the Disclosure Schedule, there are no complaints, charges or claims against the Company or any Company Subsidiary pending or threatened to be brought or filed, with the Company, any Company Subsidiary or any public or governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the failure to hire, employment or termination of employment by the Company or any Company Subsidiary, of any individual.

                  (f) The Company and each Company Subsidiary is in compliance with all Laws relating to the employment of labor, including all such Laws relating to wages, hours, collective bargaining, discrimination, civil rights, safety and health, workers compensation and the collection and payment of withholding and/or social security, Medicare and similar Taxes except for non-compliance which would not or could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

                  (g)   There has been no   mass layoff  or  plant  closing  as
   defined by the Worker Adjustment and Retraining Notification Act or any similar state or local plant closing Law ( WARN ) prior to Closing.

                  (h) Copies of all policy manuals, handbooks, notices to employees and related materials applicable to employees of the Company or any Company Subsidiary have been provided by Seller to Buyer on or prior to the date hereof.

                  (i) Section 3.18(i) of the Disclosure Schedule contains a list of each employee of the Company and of each Company Subsidiary who is on probation, subject to disciplinary action or participating in any employee assistance or counseling program and a description of the nature of and basis for such probation, disciplinary action or participation.

              3.19   Bank Accounts.   Section 3.19 of  the Disclosure  Schedule
   sets forth a list of all bank and other financial institution accounts maintained by the Company or any Company Subsidiary.

              3.20 Real Property. Section 3.20 of the Disclosure Schedule contains an accurate and complete list of all interests in real property and buildings and structures of the Company and each Company Subsidiary, includ-ing a brief description of each such parcel, the record title holder of the owned property or the lessor of the leased real property, a list of the deeds or leases and any other instruments under which such real property is held (or which pertain to the title to such real property or the possession or use thereof), the location thereof, the improvements thereon and all Encumbrances which pertain to the interests of each of the Company and each Company Subsidiary in such real property. Except as lien holder or secured party or except as described in Section 3.20 of the Disclosure Schedule, the Company and each Company Subsidiary, as the case may be, has good and indefeasible title in fee simple to all of the real property and buildings specified as owned by it in Section 3.20 of the Disclosure Schedule, owns all leasehold estates and other rights purported to be granted by the leases or other agreements listed therein and has such title or such leasehold estate in all such listed real property and buildings as is required for the conduct of its businesses, as presently conducted, in each case free and clear of all Encumbrances, except:

                       (i) Liens for Taxes, easements or governmental charges or levies if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and would not or could not reasonably be expected to have, individually or in the aggre-gate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole;

                       (ii) such imperfections of title, if any, as do not individually or in the aggregate materially detract from the value or marketability of such real property as presently used or materially interfere with such real property s present, or to the best knowledge of each Attributable Person after due inquiry, proposed, use; and

   except as set forth in Section 3.20 to the Disclosure Schedule, all of the buildings and structures to the extent owned or leased by the Company or any Company Subsidiary are in good operating condition and repair, suitable for the purposes for which they are being used and each has adequate rights of ingress and egress for the operation of the businesses of the Company and each Company Subsidiary in the ordinary course of business. All leases of real property and improvements (if any) thereon which are listed in Section
   3.20 of the Disclosure Schedule are in full force and effect according to their terms and there are no outstanding defaults by the Company or any Company Subsidiary (nor, to the best knowledge of each Attributable Person after due inquiry, are any of the other parties thereto in default) thereun-der, which default in either case would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole. Except as set forth in Section 3.20 of the Disclosure Schedule, upon consummation of the transactions contemplated by this Agreement, each of the Company and the Company Subsidiaries will be entitled to continue to use or possess all real property currently owned or leased by them and used in their respective businesses.

              3.21 Personal Property. Section 3.21 of the Disclosure Schedule sets forth a list of all personal property owned by the Company and each Company Subsidiary and identifies and sets forth the tax basis for each item of personal property with a book value equal to or greater than $25,000. Except as indicated in Section 3.21 of the Disclosure Schedule, each of the Company and the Company Subsidiaries has good and valid title to all tangible personal property owned by it, free and clear of all Encumbrances, except for those referred to in clause (i) or (ii) of Section 3.20 hereof. All leases of tangible personal property which are material to the proper-ties, business, operations, prospects or financial condition of each of the Company and the Company Subsidiaries are in full force and effect according to their terms and there are no outstanding defaults by the Company or any Company Subsidiary (nor, to the best knowledge of each Attributable Person after due inquiry, are any of the other parties thereto in default) thereunder, which default in either case would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

              3.22 Intercompany Matters. Except as set forth in Section 3.22 of the Disclosure Schedule, since January 1, 1993, Seller and Seller's Affiliates have conducted their respective business relationships with the Company and the Company Subsidiaries only in the ordinary course of business and have not dealt with or entered into any Contracts with the Company or any of the Company Subsidiaries on terms and conditions less favorable to the Company or any of the Company Subsidiaries than the terms and provisions with respect to similar dealings or Contracts with third parties. Except as set forth in Section 3.22 of the Disclosure Schedule, since January 1, 1993, neither Seller nor any of its Affiliates has provided or has caused to be provided to the Company or any Company Subsidiary, any products, services, equipment, facilities or similar items.

              3.23 Brokers and Finders. No broker, finder, investment banker or other Person is entitled to any brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Seller, the Company or any Company Subsidiary.

              3.24 Disclosure. No representation or warranty by Seller con-tained in this Agreement and no statement contained in the Disclosure Sched-ule or any certificate, instrument or other document delivered by or on behalf of Seller to Buyer pursuant to this Agreement contains or will contain any untrue statement of a material fact, or, to the best knowledge of each Attributable Person after due inquiry, omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, to make the statements herein or therein not mis-leading.


                                    ARTICLE IV

                 REPRESENTATIONS AND WARRANTIES OF BUYER AND GFC

              Buyer and GFC hereby represent and warrant to Seller as follows:

              4.1 Corporate Organization. Each of Buyer and GFC is a corpora-tion duly organized, validly existing and in good standing under the laws of its respective state of incorporation.

              4.2 Authorization, Etc. Each of Buyer and GFC has full corpo-rate power and authority to execute and deliver this Agreement and to carry out the transactions contemplated hereby. The Board of Directors of each of Buyer and GFC has duly approved and authorized the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, and no shareholder approval or other corporate proceedings on the part of Buyer or GFC are necessary to approve and authorize the execution and delivery of this Agreement by Buyer and GFC and the consummation by Buyer and GFC of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by each of Buyer and GFC. This Agreement constitutes a valid and binding obligation of each of Buyer and GFC, assuming the due execution of the Agreement by Seller, enforceable against each of Buyer and GFC in accordance with its terms, except that (a) such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors rights generally and (b) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any preceding therefor may be brought.

              4.3 No Violation. The execution and delivery of this Agreement by Buyer and GFC will not (a) conflict with or result in a violation of any provision of the charter or bylaws of either of Buyer or GFC, (b) conflict with or result in a violation by Buyer or GFC of any Law, or (c), except as set forth in Section 4.3 of the Disclosure Schedule or except for the applicable requirements of the HSR Act, require any consent, approval or authorization of, or notice to, or declaration, filing or registration with, any governmental or regulatory authority or any other Person in connection with the execution, delivery and performance of this Agreement by Buyer or GFC or the consummation by Buyer or GFC of the transactions contemplated hereby.

              4.4 Acquisition for Investment. Buyer is acquiring the Company Common Stock solely for its own account and not with a view to any distribu-tion or other disposition of such stock or any part thereof, or interest therein, except in accordance with the Securities Act of 1933, as amended (the Securities Act ).

              4.5 No Brokers or Other Fees. Except for fees payable to Salomon Brothers Inc which will be paid by Buyer, no broker, finder, invest-ment banker or other Person is entitled to any brokerage, finder or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Buyer or GFC.


                                     ARTICLE V

                             COVENANTS AND AGREEMENTS

              5.1 Conduct of Business. Seller will conduct, and cause its Affiliates to conduct, their respective business relationships with each of the Company and each Company Subsidiary only in the ordinary course; provided, however, that except as specifically provided for by the terms of this Agreement, without the prior written consent of Buyer, in no event will Seller permit, and in no event has Seller permitted since the Audit Date, the Company or any Company Subsidiary to enter into any Contract or transac-tion with Seller or any Affiliate of Seller on terms and conditions less favorable to such company than the terms and conditions which could be obtained by such company with respect to similar Contracts or transactions with third parties. Seller further represents and covenants that, except
   (i) as disclosed in Section 5.1 of the Disclosure Schedule or (ii) as con-sented to by Buyer in writing, from and after the Audit Date and until the Closing Date, Seller has and shall:

                  (a) use(d) reasonable efforts consistent with good business judgment to: (i) preserve intact the present business organization of the Company and the Company Subsidiaries, (ii) keep (kept) available the services of the employees of the Company and each Company Subsidiary,
   (iii) maintain(ed) in full force and effect all Permits of the Company and the Company Subsidiaries and (iv) preserve(d) the present relationships of the Company and the Company Subsidiaries with Persons having business dealings with them;

                  (b) cause(d) the Company and the Company Subsidiaries to be operated in the ordinary course of business consistent with prior practices;

                  (c)  not permit(ted) the Company or any Company Subsidiary to
   (i) issue or sell, or commit to issue or sell, any shares of capital stock or other securities of the Company or any Company Subsidiary, any options, warrants or commitments or rights of any kind with respect thereto or any convertible or exchangeable securities, (ii) directly or indirectly purchase, redeem or otherwise acquire or dispose of any shares of capital stock or other securities of the Company or any Company Subsidiary,
   (iii) except in accordance with past practices as described in Section 5.1 of the Disclosure Schedule or as specifically provided in this Agreement, declare, set aside or pay, or commit to pay, any dividend or other distribu-tion on the capital stock of the Company or any Company Subsidiary,
   (iv) borrow or agree to borrow any funds or incur, whether directly or by way of guarantee, any obligation for borrowed money, other than in the ordinary course of business and consistent with past practices, (v) permit any of the property or assets of the Company or any Company Subsidiary (real, personal or mixed, tangible or intangible) to be subjected to any Encumbrance or otherwise permit or allow the disposition of any property or assets of the Company or any Company Subsidiary (real, personal or mixed, tangible or intangible), other than in the ordinary course of business and consistent with past practices, (vi) make any capital expenditure or execute any lease, lease renewal or lease amendment or incur any commitment or liability therefor, (vii) make or permit to be made any amendment to its charter or bylaws, (viii) make any change in financial reporting or account-ing methods or practices of the Company or any Company Subsidiary (including without limitation any change with respect to establishment of reserves, losses (including without limitation incurred but not reported losses) or any change in depreciation or amortization policies or rates adopted by it), except as required by Law or GAAP and as set forth in Section 5.1 of the Disclosure Schedule and except to the extent required by the Closing Audit or Schedule 1.3 hereto, (ix) knowingly waive or commit to waive any rights the waiver of which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, (x) make any change in any of its factoring, asset-based lending or tax or accounting practices or policies, (xi) effect any amendment, termination, waiver, disposal or lapse of, or other failure to preserve, any material Permit of the Company or any Company Subsidiary, or (xii) agree to do any of the foregoing;

                  (d) except as set forth in Section 5.1(d) of the Disclosure Schedule or as specifically provided in this Agreement, cause(d) the Company and the Company Subsidiaries not to (i) make or agree to make any increase in the compensation payable or to become payable to any employee, agent, consultant or other similar representative of the Company or any Company Subsidiary, or make or agree to make any increase in any bonus or incentive compensation or commission Plan, except in each case for any such increases pursuant to agreements in existence on January 1, 1993 with respect to any such Plan or for increases that were made in the ordinary course of business consistent with past practices and that, since January 1, 1993, did not result in an increase of more than 6% of the respective salary, wages or compensation of any such Person, (ii) pay or agree to pay to any employee welfare, pension, retirement, profit-sharing or similar payment or arrangement for any personnel except pursuant to existing Plans and arrange-ments described in Section 3.17 of the Disclosure Schedule, or (iii) enter into any new employment, management or consulting agreement;

                  (e) cause(d) the Company and the Company Subsidiaries not to add to or modify any of the Plans, arrangements or practices described in
   Section 3.17 of the Disclosure Schedule which addition or modification would affect any of the employees of the Company or the Company Subsidiaries other than (i) contributions in accordance with the normal practices of the Company and the Company Subsidiaries, (ii) the extension of coverage to any other employees who become eligible in accordance with the terms thereof or
   (iii) amendments or modifications reasonably necessary to comply with applicable Law, in each case, other than in the normal course of business consistent with past practice;

                  (f) maintain(ed) the books and records of the Company and each Company Subsidiary;

                  (g) cause(d) the Company and the Company Subsidiaries not to make any single loan in excess of $5 million or loans exceeding $20 million in the aggregate, in each case without the prior written consent of Buyer;

                  (h) cause(d) the Company and the Company Subsidiaries not to classify or treat as income customer credit balances in excess of $80,000 for each of the months ending December 31, 1993 and January 31 and Febru-ary 28;

                  (i) cause(d) all reserves and other similar amounts reflected in the books and records of the Company and each Company Subsidiary to be established and reflected on a basis consistent with those reserves and other similar amounts and reserving methods followed by the Company or such Company Subsidiary at January 1, 1993 and maintain loan loss reserves of the Company at not less than $6.4 million;

                  (j)   maintain(ed) net  nonperforming assets  at a  level not
   greater  than   $15.0  million  without  a  corresponding  dollar-for-dollar increase in loss reserves; and

                  (k) cause(d) the Company and each Company Subsidiary not to participate in or take any action which may be deemed to constitute participation in the management of any collateral comprised of an interest in real property or from commencing foreclosure proceedings with respect to or undertaking any other action to take possession of any collateral comprised of an interest in real property.

              5.2 Additional Financial Statements. As soon as is reasonably practicable, Seller shall furnish to Buyer all monthly and quarterly financial statements of the Company and the Company Subsidiaries prepared in the ordinary course of Seller's and Company's business for each month and all quarterly periods subsequent to September 30, 1993, which shall be prepared on a basis consistent with the Company Financial Statements and Interim Company Financial Statements, subject to normal year-end adjustments and the absence of footnote disclosure.

              5.3  Access to Books, Records and Properties.

                  (a) Seller agrees that from the date hereof through the Closing Date, it will give or cause to be given (at no charge, cost or expense to Buyer) to Buyer and its auditors and other representatives and agents full access to all the premises, properties, books, records and employees of the Company and each Company Subsidiary, and to the extent that the same pertain to the Company or any Company Subsidiary, the premises, properties, books and records of Seller and Seller s Affiliates, and to cause their respective officers and employees to furnish to Buyer such financial and operating data and other information with respect to the properties and the conduct of the businesses of the Company and each Company Subsidiary, and to the extent the same pertain to any Participation Facility or Loan Property, the opportunity, at Buyer s expense, to conduct phase I environmental assessments and to the extent Seller can provide access, the premises, properties, books and records of each Participation Facility and each Loan Property securing a non-performing Credit Arrangement, as Buyer shall from time to time request; provided, however, that any such investi-gation shall be conducted during normal business hours and in such manner as not to interfere unreasonably with the operation of the businesses of Sell-er, the Company, any Company Subsidiary, any Participation Facility or any non-performing Loan Property.

                  (b) Except in accordance with Seller s record retention policy (the Record Retention Policy ), a copy of which has previously been provided to Buyer, Seller agrees not to destroy (or permit the Company or any Company Subsidiary to destroy) at any time any files or records which are referred to in this Section 5.3 without giving reasonable notice to Buyer and within thirty (30) days of receipt of such notice Buyer may cause to be delivered to it the records intended to be destroyed, at Buyer s expense.

                  (c) Any investigation conducted by or on behalf of Buyer pursuant to this Section 5.3 or otherwise shall not affect Buyer s right to rely on the representations and warranties of Seller set forth herein.

              5.4 Filings and Consents. (a) To the extent not already so done, as soon as practicable after execution and delivery of this Agreement, Buyer and Seller shall make all additional filings required under the HSR Act relating to the transactions contemplated hereby. The parties hereto will cooperate with each other with respect to obtaining, as promptly as practicable, all necessary consents, approvals, authorizations and agree-ments of, and the giving of all notices and make all other filings with, any third parties, including governmental authorities, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby.

                  (b) Seller will take (and will cause each of the Company and Company Subsidiaries to take), (i) all commercially reasonable steps neces-sary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, to obtain as promptly as practicable the approvals, authorizations and consents listed in Section 3.6 of the Disclosure Schedule and (ii) provide such information and communications to the Persons requiring such approvals, authorizations and consents as Buyer or such Persons may reasonably request.

              5.5  Tax Matters.

                  (a)   Section  338  Elections and  Forms.   With  respect  to
   Buyer s acquisition of the Company Common Stock hereunder, at Buyer s option Seller and Buyer shall jointly make all available Section 338(h)(10) Elec-tions (as defined in Section 5.5(k)(iv) hereof) in accordance with applica-ble Tax Laws on a timely basis and as set forth herein. Seller and Buyer will supply in advance to one another copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) to be sent or made by Buyer or Seller or their respective representatives to or with the IRS relating to any Section 338 Elections (as defined in Section 5.5(k)(ii) hereof). Buyer and Seller agree to report the transfers under this Agreement consistent with any Section 338(h)(10) Elections, and shall take no position contrary thereto unless required to do so by applicable Tax Laws pursuant to a determination (as described in Section 1313 of the
   Code).

                  (b) Buyer shall be responsible for the preparation and filing of all Section 338 Forms (as defined in Section 5.5(k) (i) hereof) in accordance with applicable Tax Laws and the terms of this Agreement, and Buyer shall deliver such forms and related documents to Seller at least forty (40) days prior to the date such Section 338 Forms are required to be filed under applicable Tax Laws for Seller s review and approval (such approval not to be unreasonably withheld). If reasonably acceptable to Seller in all respects, Seller shall execute and deliver to Buyer such docu-ments or forms as are reasonably requested by Buyer and are required by any Tax Laws to properly complete the Section 338 Forms, no more than twenty
   (20) days after the date such documents or forms are requested by Buyer.

                  (c) If the Section 338(h)(10) Election is made, Seller and Buyer will allocate the Modified Aggregate Deemed Sale Price, as computed under applicable Treasury Regulations (or similar state law provisions), among the Company s and the Company Subsidiaries assets for tax purposes in accordance with Buyer s and Seller's joint reasonable determination of their fair market values.

                  (d) Taxable Periods Ending On or Before the Closing Date. Seller shall be liable for, shall pay and shall indemnify and hold Buyer and the Company and Company Subsidiaries harmless against, all Taxes of the Company and Company Subsidiaries for any taxable year or taxable period ending on  or before  the Closing Date  due or payable  with respect  to the operations, assets or business of Seller, the Company and Company Subsidiaries on or before the Closing Date, including any Taxes resulting from the making of the Section 338 Elections and any liability for Taxes pursuant to Treasury Regulation Section 1.1502 6, (or any similar provision of Law), but only to the extent that the amount of such Taxes exceeds the amount of Taxes currently payable that have been reserved for on the Audit Date balance sheet included in the Closing Audit Report. Seller shall determine the amount of taxable income of the Company and Company Subsidiaries for the taxable year ending on the Closing Date on the basis of its permanent records (including workpapers) in a manner consistent with Treasury Regulation Section 1.1502-76(b)(4)(i) and (ii). Such determination shall be subject to the dispute resolution procedures of subsection (j) of this Section 5.5.

                  (e) Taxable Periods Commencing After the Closing Date. Buyer shall be liable for, shall pay and shall indemnify and hold Seller or any Affiliate harmless against, any and all Taxes of the Company and Company Subsidiaries for any taxable year or taxable period commencing after the Closing Date and for any Taxes accrued on the Audit Date balance sheet included in the Closing Audit Report other than any Taxes resulting from
   Section 338 Elections.

                  (f) Taxable Periods Commencing On or Before the Closing Date and Ending After the Closing Date. Any Taxes for a taxable period beginning on or before the Closing Date and ending after the Closing Date (the Clos-ing Period ) with respect to the Company and Company Subsidiaries shall be apportioned between Seller and Buyer based on the actual operations of the Company and Company Subsidiaries during the portion of such period ending on the Closing Date (the Pre-Closing Period ) and the portion of such period beginning on the day following the Closing Date but with Seller bearing the effect of all Section 338 Elections, and for purposes of subsections (d),
   (e), and (g) of this Section 5.5, each portion of such period shall be deemed to be a taxable period. With respect to any Taxes for the Closing
   Period:

                       (i) at least thirty days prior to the due date for the payment of Taxes with respect to the Closing Period, Buyer shall present Seller with a schedule detailing the computation of the Pre-Closing Period Tax;

                       (ii) twenty-five (25) days after Buyer presents Seller with the schedule described in clause (i) above, Seller shall pay the Company and Company Subsidiaries the amount of the undisputed Pre-Closing Period Tax as computed by Buyer to the extent such Taxes have not been reserved for on the Audit Date balance sheet included in the Closing Audit Report, and Buyer shall pay all other Taxes with respect to the Closing Period; and

                       (iii) in the event Seller disputes Buyer s compu-tation of the Pre-Closing Period Tax or any of the payments de-scribed in clause (ii) above, Seller shall not be required to pay any disputed amount requested pending the resolution of such dispute in accordance with subsection (j) of this Section 5.5. If upon such resolution it is determined that any of such disputed amount is payable to Buyer and such disputed amount payable to Buyer has not been paid to Buyer as of the expiration of the period described in clause (ii) above (the Due Date ), Seller shall pay to Buyer, in addition to such disputed amount payable to Buyer, interest computed thereon at the applicable federal rate for large corporate underpayments (within the meaning of Section 6621 of the Code) in effect from time to time from the Due Date to the date of payment.

                  (g) Refunds or Credits. Except as otherwise set forth in this Agreement, any refunds or credits of Taxes, to the extent that such refunds or credits are attributable to taxable periods ending on or before the Closing Date and are in excess of those reflected on the Audit Date balance sheet included in the Closing Audit Report, shall be for the account of Seller, and, to the extent that such refunds or credits are attributable to taxable periods beginning after the Closing Date or are reflected on the Audit Date balance sheet included in the Closing Audit Report, such refunds or credits shall be for the account of Buyer. To the extent that such refunds or credits are attributable to Taxes for the Closing Period that are described in Section 5.5(f), such refunds and credits shall be for the account of the party who bears responsibility for such Taxes pursuant to
   Section 5.5(f). Buyer shall cause the Company and Company Subsidiaries promptly to forward to Seller or to reimburse Seller for any such refunds or credits due Seller pursuant to this subsection (g) after receipt thereof by any of Buyer, the Company or any Company Subsidiary of an aggregate of at least $10,000 of such refunds or credits that are for the account of Seller hereunder, and Seller shall promptly forward to Buyer or reimburse Buyer for any refunds or credits due Buyer after receipt thereof by Seller of an aggregate of at least $10,000 of such refunds or credits that are for the account of Buyer hereunder; provided, however, that the refunding party shall be entitled to deduct from the amount to be refunded all reasonable costs and expenses incurred by such refunding party in obtaining such refund, but such deduction shall not be included in calculating whether the $10,000 refund and credit threshold noted above has been reached.

                  (h) Mutual Cooperation. As soon as practicable, but in any event within fifteen (15) days after Seller s or Buyer s request, as the case may be, Buyer shall deliver to Seller, or Seller shall deliver to Buyer, as the case may be, such information and other data relating to the Tax Returns and Taxes of the Company and Company Subsidiaries and shall make available such knowledgeable employees of Seller, Buyer, the Company or Company Subsidiaries or any of their Affiliates, as the case may be, as Seller or Buyer, as the case may be, may reasonably request, including providing the information and other data customarily required by Seller or Buyer, as the case may be, to cause the completion and filing of all Tax Returns for which it has responsibility or liability under this Agreement or to respond to audits by any Taxing Authorities with respect to any Tax Returns or Taxes for which it has any responsibility or liability under this Agreement or to otherwise enable Seller or Buyer, as the case may be, to satisfy its accounting or tax requirements. Notwithstanding Sections 5.3(b) and 5.7 hereof, for a period of seven years from and after the Closing, Buyer shall, and shall cause the Company and Company Subsidiaries to, maintain and make available to Seller on Seller s reasonable request, and Seller shall, and shall cause its Affiliates to, maintain and make available to Buyer, on Buyer s reasonable request, copies of any and all information, books and records referred to in this Section 5.5(h). After such seven-year period, Seller, Buyer or the Company and Company Subsidiaries may dispose of such information, books and records, provided that prior to such disposition the other party hereto shall be offered the opportunity to take possession of such information, books and records.

                  (i) Contests. Whenever any Taxing Authority asserts a claim, makes an assessment, or otherwise disputes the amount of Taxes for which Seller is or may be liable under this Agreement, Buyer shall promptly inform Seller and Seller shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings or determinations would materially affect the amount of Taxes for which Seller is liable under this Agreement. Whenever any Taxing Authority asserts a claim, makes an assess-ment or otherwise disputes the amount of taxes for which Buyer is liable under this Agreement, Seller shall promptly inform Buyer, and Buyer shall have the right to control any resulting proceedings and to determine whether and when to settle any such claim, assessment or dispute to the extent such proceedings would materially affect the amount of Taxes for which Buyer is liable under this Agreement.

                  (j) Resolution of Disagreements between Seller and Buyer. If Seller and Buyer disagree as to the amount of Taxes for which each is liable under this Agreement, Seller and Buyer shall promptly consult each other in an effort to resolve such dispute. If any such point of disagreement cannot be resolved within fifteen (15) days of the date of consultation, Seller and Buyer shall within ten (10) days after such 15-day period jointly engage an auditor (other than the Auditor or Deloitte & Touche) (the Tax Auditor ) to act as an arbitrator to resolve all points of disagreement concerning tax accounting matters with respect to this Agree-ment. If the parties cannot agree on the selection of a Tax Auditor within such 10-day period, then the matter shall be resolved pursuant to Section 9.3, except that the arbitrator shall be an attorney or certified public accountant proficient in relevant Tax matters. All fees and expenses relating to the work performed by any Tax Auditor or arbitrator in accordance with this Section 5.5(j) shall be borne equally by Seller and Buyer, unless otherwise ordered by the Tax Auditor or arbitrator.

                  (k)   Certain Definitions.   For purposes  of this Agreement,
   the following terms shall have the following meanings:

                       (i) Section 338 Forms shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county, or other local Taxing Au-thority in connection with a Section 338(g) Election or a Section 338(h)(10) Election. Section 338 Forms shall include, without limitation, any statement of section 338 election and United
        States Internal Revenue Service Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treas. Reg. Section 1.338-1T or Treas. Reg. Section 1.338(h)(10)- 1T.

                       (ii) Section 338 Elections means both a Section 338(g) Election and a Section 338(h)(10) Election.

                       (iii) Section 338(g) Election means an election described in Section 338(g) of the Code or deemed election described in Section 338(e) of the Code with respect to Buyer s acquisition of the Company Common Stock pursuant to this Agree-ment. Section 338(g) Election shall also include any substan-tially similar elections under a state or local statute corre-sponding to federal Laws.

                       (iv) Section 338(h)(10) Election means an election described in Section 338(h)(10) of the Code with respect to Seller s sale of the Company Common Stock to Buyer pursuant to this Agreement. Section 338(h)(10) Election shall also include any substantially similar election under a state or local statute corresponding to federal Laws.

                       (v)   Tax Laws   means the Code and any  other Laws
        relating to Taxes and any official administrative pronouncements released thereunder.

                  (l) Notwithstanding any other provision of this Section 5.5, Buyer or the Company shall pay to Seller with respect to the net income earned by the Company and the Company Subsidiaries for the period February 1, 1994 to the Closing Date, which income shall not include any amount that may be recognized as a result of the transactions contemplated by this Agreement, (x) Hypothetical Federal Income Tax and (y) Actual State Income Tax. Hypothetical Federal Income Tax shall be paid at the time of final settlement of the Adjusted Net Income (Loss) of the Company for the Interim Period as specified in Section 1.3(e) hereof, and Actual State Income Tax shall be paid within two (2) business days after Buyer and Seller reasonably agree to the amount thereof. For purposes of this subsection (i) "Hypothetical Federal Income Tax" shall mean federal income tax payable by Seller and its subsidiaries on the taxable income of the Company and its subsidiaries at an assumed 35% rate if the Company and Company Subsidiaries are included in the consolidated federal income tax return for the applica-ble period as the common parent of an affiliated group (as defined in Section 1504 of the Code) and (ii) "Actual State Income Tax" shall mean the actual state tax liability the Seller must pay on behalf of the Company and the Company Subsidiaries to a Taxing Authority for the applicable period.

              5.6 Acquisition Proposals to the Company. Seller shall not, and Seller shall cause the Company and the Company s employees, agents, and representatives (including, without limitation, any investment banker, attorney or accountant retained by or on behalf of Seller or any of Seller s Affiliates) not to, initiate, solicit or encourage, directly or indirectly, any inquiry or the making of any proposal with respect to a merger, consolidation, share exchange or similar transaction involving the Company or any Company Subsidiary, any purchase of all or any significant portion of the assets of the Company or any Company Subsidiary or the sale of the Company Common Stock or any equity interest in the Company or any Company Subsidiary (an Acquisition Proposal ), or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal. Seller shall promptly inform Buyer of all Acquisition Proposals received by the Company, any Company Subsidiary, Seller or any representative of any such party after the date hereof and provide a copy of any correspondence or other documentation received in connection therewith. Seller, the Company, each Company Subsidiary and each such company's employees, agents and repre-sentatives have terminated and discontinued all prior discussions and negotiations relating to all Acquisition Proposals other than as contemplated by this Agreement.

              5.7 Books, Records and Information. Seller agrees that except in accordance with the Record Retention Policy, all documents that are retained by Seller after the Closing Date and that are related to the Compa-ny or any Company Subsidiary shall be open for inspection by representatives of Buyer at any time during regular business hours until such time as docu-ments are destroyed (after not less than thirty (30) business days prior notice to Buyer during which period Buyer shall have the opportunity to take possession of such records) or possession thereof is given to Buyer and that Buyer may during such period at its expense make such copies thereof as it may reasonably request. Buyer agrees that except in accordance with Buyer s record retention practices, all documents that are retained by Buyer after the Closing Date and that are related solely to the operations of the Company or any Company Subsidiary prior to the Closing Date shall be open for inspection by representatives of Seller at any time during regular business hours until such time as such documents are destroyed (after not less than thirty (30) business days prior notice to Seller during which period Seller shall have the opportunity to take possession of such records) or possession thereof is given to Seller and that Seller may during such period at its expense make such copies thereof as it may reasonably request.

              5.8  Supplements to Disclosure Schedule; Notice and Cure.

                  (a) From time to time prior to the Closing, Seller and Buyer will promptly supplement or amend the sections of the Disclosure Schedule relating to their respective representations and warranties in this Agreement with respect to any matter, condition or occurrence hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in their respective sections of the Disclosure Schedule or would otherwise have been inconsistent with their representations set forth in this Agreement. No supplement or amend-ment by either party shall be deemed to cure (or affect the rights of any party with respect to) any breach of any representation or warranty made in this Agreement or have any effect for the purpose of determining satisfaction of the conditions set forth in Articles VI or VII hereof.

                  (b) Seller and Buyer shall inform the other in writing of, and contemporaneously with such notice will provide to the other true and complete copies of all information and documents relating to, any event, transaction or circumstance occurring after the date hereof that causes or is reasonably likely to cause any of its covenants or agreements under this Agreement to be breached or that renders or is reasonably likely to render untrue any of its representations or warranties contained in this Agreement. Seller and Buyer shall use commercially reasonable efforts to cure, before the Closing, (a) any such breach or misrepresentation by it and (b) any violation or breach of any of its representations, warranties, covenants or agreements in this Agreement, whether occurring or arising before or after the date hereof.

              5.9 Covenant to Satisfy Conditions. Seller and Buyer agree to use all reasonable efforts to assure that the conditions to the other party s obligations hereunder set forth in Article VI and Article VII hereof are satisfied, insofar as such matters are within the control of such party.

              5.10  Employee Benefits and Employment.

                  (a)   Except  as otherwise provided in paragraph (c)  of this
   Section 5.10, the Company and Company Subsidiaries shall cease to partici-pate in the Plans as of the Closing Date, and the Company and Company Subsidiaries shall have no liability thereunder subsequent to such date. Seller shall be liable for all obligations to employees, former employees, participants, and their respective dependents and beneficiaries arising under said Plans, including any obligations for severance under any severance plan, policy or Contract, on or before the Closing Date or which arise due to the sale of the Company Common Stock pursuant to the terms hereof. Buyer shall be obligated to pay severance to any Employee (as defined below) whose employment with the Company is terminated by the
   Company other than for cause during the six-month period immediately following the Closing. In the event that severance benefits payable under the Buyer Plans (as defined below) for such six-month period to any
   Employees who are terminated subsequent to the Closing is less in amount than the severance benefits such Employees would have been entitled to under the Plans, then Buyer shall cause the Company to supplement the amounts payable under Buyer Plans to the extent necessary such that the total severance benefits paid to each such Employee for such period equals the amount which such Employees would have received under the Plans. There shall be no transfer of assets from any Plan to Buyer or any employee benefit plan maintained by Buyer, and Buyer shall have no right, title or interest in or liability under any Plan except as otherwise provided in paragraph (c) of this Section 5.10.

                  (b)    Each   employee  of  the   Company  and  the   Company
   Subsidiaries on the Closing Date (each, an Employee ) shall be eligible for participation in the employee welfare benefit plans and the employee pension benefit plans, as such terms are defined in sections 3(1) and 3(2) of ERISA, maintained by Buyer and as in effect from time to time (the Buyer Plans ). The Employees shall be subject to any eligibility conditions con-tained in the Buyer Plans, except that with respect to life, health and dental plans, Employees participating in Seller medical plans immediately prior to the Closing Date and not subject to the preexisting condition exclusions of such plans shall not be subject to the preexisting condition exclusions of such Buyer Plans. Each Employee shall receive full credit for past service to the Company and the Company Subsidiaries for the purposes of satisfying any eligibility requirements and vesting requirements of the Buyer Plans and for purposes of determining employer contributions under Buyer's Retiree Medical Insurance Plan (but not for benefit accrual or calculation purposes under any plans other than Buyer's Retiree Medical Insurance Plan) to the extent such service is recognized for such purpose under the comparable Plan. Buyer shall give each Employee credit towards the deductible on Buyer s medical and dental plans to the extent such pay-ments were made to a comparable Plan by such Employee during 1994 for expenses incurred during 1994. Buyer shall have no liability or obligation under any employment, consulting or severance arrangements established by Seller. Seller shall give Employees credit for their post-Closing service with the Company and Company Subsidiaries under Buyer's Pension Plan for vesting, but not for accruing additional benefits, and Buyer shall provide appropriate employment information to allow Seller to do so.

                  (c) Seller shall amend its Savings Plan to permit Employees of the Company and the Company Subsidiaries who are participants in Seller's Savings Plan, in their discretion, and in accordance with Treas. Reg. 1.411(d)-4Q&A3(b) and other applicable law, to receive a distribution of their account balances in such plan or to make a direct transfer thereof to Buyer's Savings Plan. Seller shall offer to lend to any such Employee who elects to make a direct rollover to Buyer's Savings Plan and whose account is subject to an outstanding loan as of the Closing Date an amount equal to the balance of such outstanding loan for a period of ninety (90) days after such transfer, and Buyer shall make loans available from its Savings Plan within said period to enable the Employee to repay Seller. Any shares of Seller stock included in an account balance rolled over to Buyer's Savings Plan shall be held in a separate investment account thereunder and may, within two (2) years of the Closing Date, be transferred to another investment option within Buyer's Savings Plan. Buyer and Seller agree to cooperate as reasonably necessary to effectuate the provisions of this
   Section 5.10(c).

                  (d) Seller shall continue to carry Employees on its payroll and provide them with health and dental benefits in accordance with their existing elections until the end of the month in which the Closing occurs, at which time they shall be transferred to Buyer's payroll and health and dental plans. For the period beginning with the Closing and ending with the end of the month in which the Closing occurs, Buyer shall hold Seller harm-less and reimburse it for (i) all payroll expenses, including, without limiting the generality of the foregoing, wages, payroll taxes and worker's compensation premiums with respect to the employment of Employees after the Closing, and (ii) all liabilities and obligations of Seller for health and dental benefits and administration expenses payable under Seller's plans relating to health and dental services provided to Employees and their dependents after the Closing.

              5.11 Company Name. (a) From and after the Closing, Buyer, the Company and the Company Subsidiaries shall not conduct business under the name Fleet Factors Corp. or any other name incorporating the word Fleet; nor shall Buyer use in any manner the Fleet logos or service marks currently used by the Company and the Company Subsidiaries; provided, however, that Buyer, the Company and the Company Subsidiaries shall be permitted to use any such name, logos and service marks (i) in connection with collection and legal proceedings involving Credit Arrangements established on or prior to the Closing Date, (ii) in announcements of the transaction distributed to current or former customers of the Company or any Company Subsidiary or otherwise, (iii) on any document or other materials used in the operation of the businesses of the Company and the Company Subsidiaries, including, without limitation, sales material, forms of agreements, invoices, letterhead and business cards in existence on the Closing Date, until deple-tion, but in no event after the first anniversary of the Closing Date. Notwithstanding the foregoing, Buyer shall not at any time be obligated hereunder to amend Credit Arrangement documents (including financing state-ments or similar documents) to alter the Company s name or any name under which the Company conducts or has conducted business or otherwise. From and after the Closing, Buyer, the Company and each Company Subsidiary shall have the unrestricted right to use the name Ambassador Factors and the names set forth in Section 5.11 of the Disclosure Schedule.

                  (b) From and after the Closing, Seller shall not, and shall not permit Seller s Affiliates to, conduct business under or otherwise use the names Ambassador or Ambassador Factors or any other name incorporat-ing such words.

                  (c) Prior to the Closing, Seller shall cause the Company to change the Company s name to Ambassador Factors Corp.

              5.12 Covenant Not to Compete. (a) To more effectively transfer and protect the business and goodwill of the Company and the Company Subsid-iaries, Seller agrees that, for a period beginning immediately after the Closing Date and ending on the third anniversary thereof, neither Seller nor any current or future Affiliate of Seller will, without Buyer's prior written consent (i) directly or indirectly own, manage, operate, participate in, perform marketing, servicing or sales services for or otherwise carry on in a business providing the services currently provided by the Company or any Company Subsidiary in any state in the United States or (ii) directly or indirectly solicit any current employee of Buyer, the Company or any Company Subsidiary to pursue employment opportunities other than with Buyer, the Company or any Company Subsidiary. Notwithstanding the foregoing clause
   (i), Seller shall not be prohibited from (i) acquiring any bank or bank holding company owning a factoring affiliate providing not more than 25% of such acquired bank or bank holding company s revenue on a consolidated basis in the year preceding such acquisition, (ii) acquiring any Person which generated less than 25% of such Person s revenue by factoring accounts receivable in any of the three years preceding such acquisition,
   (iii) participating in asset-based financing transactions in the ordinary course of business, (iv) participating in accounts receivable financing transactions in the ordinary course of business, or (v) participating in occasional factoring transactions entered into in connection with the ordinary course of Seller s business. Notwithstanding the foregoing, neither Seller nor Seller's Affiliates shall engage in activities otherwise permitted by this Section 5.12 with existing or prospective customers of the Company or any Company Subsidiary, all of which are identified in Section
   5.12 of the Disclosure Schedule, or with any Employee, except for participations with those two customers specifically designated in Section
   5.12 of the Disclosure Schedule at levels not to exceed participation levels as of the date of this Agreement.

                  (b) If, at the time of enforcement of this Section 5.12, a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, Buyer and Seller agree that the maximum duration, scope or area permissible under such circumstances shall be substituted for the stated duration, scope or area, it being agreed by the parties that the covenant set forth in the first clause (i) above constitutes a separate and independent covenant with respect to each state of the United States.

                  (c) Seller acknowledges that Buyer has no adequate remedy at law and would be irreparably harmed were Seller to breach or threaten to breach the provisions of this Section 5.12, and therefore agrees that in addition to any other legal or equitable remedy it may have, the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of this Section 5.12.

              5.13 Confidentiality. Each party hereto will hold and will cause its officers, directors, employees, consultants, advisors and other agents to hold in strict confidence, unless compelled to disclose by judicial or administrative process or, in the opinion of its counsel, by other requirements of Law (collectively, Legal Requirements ), all confidential documents and information concerning the other party furnished it by such other party or its representatives in connection with the trans-actions contemplated by this Agreement (except to the extent that such information (i) is or was previously known by the party to which it was fur-nished, (ii) is or becomes in the public domain through no fault of such party, or (iii) is later lawfully acquired from other sources by the party to which it was furnished), and each party will not release or disclose such information to any other person, except its auditors, attorneys, financial advisors and other consultants and advisors in connection with this Agreement (unless compelled to so disclose by Legal Requirements) and shall not use such information other than in connection with this Agreement or the transactions contemplated hereby until after the Closing Date. If the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained to the extent required above, and such infor-mation shall not be used to the detriment of, or in relation to any investment in, the other party and all such documents (including copies thereof) shall be returned to the other party immediately upon the written request of such other party. Each party shall be deemed to have satisfied its obligation to hold confidential information concerning or supplied by the other party if it exercises the same care as it takes to preserve con-fidentiality for its own similar information.

              5.14   Employment Agreement.   Seller shall have the  opportunity
   prior to Closing to review the employment agreement required by Section 7.9 hereof (the Employment Agreement ).

              5.15 Certain Other Obligations. Seller hereby agrees to perform each obligation of Seller set forth in that certain letter agreement dated November 29, 1993 by and among GFC, Seller, the Company and Mr. Howard Rubin.

              5.16 Intercompany Obligations After the Audit Date. All inter-company liabilities other than intercompany debt as referred to in Section
   6.6 hereof (including accrued management expenses, tax obligations and accrued bonuses) outstanding as of the Closing Date with respect to the Interim Period and owed by the Company or any Company Subsidiary to Seller or any Seller Affiliate (other than the Company or any Company Subsidiary) shall be paid to Seller at the time of the payment of the Adjusted Net Income (Loss) of the Company for the Interim Period. An Auditor's Review Certification shall be delivered with respect to the determination of such amount.

              5.17 Certain Appeal Bonds. GFC hereby agrees that promptly after the Closing Date it will cause itself or the Company to be substituted for, or will replace, Seller with respect to those three (3) appeal bonds set forth in Section 3.12(a) of the Disclosure Schedule. Notwithstanding anything to the contrary contained in this Agreement, all costs and expenses and other Claims arising in connection with the provisions of the immediately preceding sentence shall be applied against the $350,000 annual threshold described in Section 1.4(v) hereof.


                                    ARTICLE VI

                        CONDITIONS TO OBLIGATIONS OF SELLER

              The obligations of Seller to consummate the transactions contem-plated by this Agreement are subject, in the discretion of Seller, to the fulfillment, at or prior to the Closing, of each of the following condi-tions, unless waived in writing by Seller.

              6.1 Representations and Warranties. The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

              6.2   Performance.   Buyer shall have performed  in all  material
   respects all of its obligations under this Agreement to be so performed by Buyer on or prior to the Closing Date.

              6.3 Corporate Documents. Seller shall have received from Buyer resolutions adopted by the Board of Directors of Buyer approving this Agreement and the transactions contemplated hereby, certified by Buyer s corporate secretary or assistant secretary.

              6.4 Officer s Certificate. Buyer shall have delivered to Seller a certificate, dated the Closing Date and executed by an appropriate officer of Buyer, certifying to the fulfillment of the conditions specified in Sec-tions 6.1 and 6.2 hereof.

              6.5 Injunctions. On the Closing Date, there shall be no injunc-tion, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated, and no proceeding seeking such action shall be pending or threatened.

              6.6 Intercompany Obligations. Intercompany debt and accrued and unpaid interest thereon outstanding as of the Closing Date and owed by the Company or any Company Subsidiary to Seller or any Seller Affiliate (other than the Company or any Company Subsidiary) (currently estimated to be ap-proximately $180,000,000) shall have been refinanced by Buyer or a Buyer Affiliate at the par value thereof plus accrued and unpaid interest.

              6.7 Opinion of Counsel. Seller shall have received the opinions of counsel for Buyer substantially in the forms attached hereto as Annex C.

              6.8 Governmental Filings and Consents; Third-Party Consents. All consents, approvals and waivers from governmental authorities or agencies or other Persons necessary to permit Buyer and Seller to consummate the transactions contemplated hereby shall have been obtained.


                                    ARTICLE VII

                        CONDITIONS TO OBLIGATIONS OF BUYER

              The obligations of Buyer to consummate the transactions contem-plated by this Agreement are subject, in the discretion of Buyer, to the fulfillment, at or prior to the Closing, of each of the following condi-tions, unless waived in writing by Buyer.

              7.1 Representations and Warranties. The representations and warranties made by Seller in this Agreement shall be true and correct in all material respects as of the date hereof and on and as of the Closing Date with the same force and effect as though such representations and warranties had been made on and as of the Closing Date.

              7.2   Performance.   Seller shall have performed  in all material
   respects all of its obligations under this Agreement to be so performed by Seller on or prior to the Closing Date.

              7.3 Corporate Documents. Buyer shall have received from Seller resolutions adopted by the Board of Directors of Seller approving this Agreement and the transactions contemplated hereby, certified by Seller s corporate secretary or assistant secretary.

              7.4 Officer s Certificate. Seller shall have delivered to Buyer a certificate, dated the Closing Date and executed by Seller, certifying to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof.

              7.5 Injunctions. On the Closing Date, there shall be no injunc-tion, writ, preliminary restraining order or other order in effect of any nature issued by a court or governmental agency of competent jurisdiction directing that the transactions provided for herein not be consummated as provided herein, and no proceeding seeking such action shall be pending or threatened.

              7.6 Termination of Tax Sharing Agreements. Buyer shall have received instruments in form and substance satisfactory to Buyer, terminating each Tax sharing Contract to which the Company or any Company Subsidiary is a party.

              7.7 Governmental Filings and Consents; Third-Party Consents. All consents, approvals and waivers from governmental authorities or agencies or, except with respect to that certain matter referred to in the first item of Section 3.15 of the Disclosure Schedule, other Persons neces-sary to permit Buyer and Seller to consummate the transactions contemplated hereby shall have been obtained.

              7.8  Opinion of Counsel.   Buyer shall have received the opinions
   of counsel for Seller substantially in the forms attached hereto as Annex D.

              7.9 Employment Agreement. Buyer shall have received the Employ-ment Agreement described in that certain letter agreement dated November 29, 1993 among Buyer, Seller, the Company and Mr. Howard Rubin, in form and sub-stance satisfactory to Buyer and duly executed by Mr. Howard Rubin.

              7.10   Resignations.   Seller  shall have delivered  all required
   resignations of officers and directors of the Company and each Company Subsidiary as required by Section 2.2(a)(iv).

              7.11   Assumption  and Indemnification  Agreement.   Seller shall
   have delivered to Buyer the Assumption and Indemnification Agreement in the form of Annex B.

              7.12 Environmental Assessments. Buyer shall have completed Phase I environmental assessments of the property owned or leased by the Company or any Company Subsidiaries, as well as the Participation Facilities and non-Performing Loan Properties, in each case selected by Buyer with results not inconsistent with Seller s representation set forth in Section
   3.16 hereof.

              7.13 Absence of Certain Changes. Subject to Section 8.1(f) hereof, since the date hereof, there shall not have occurred and no facts or circumstances shall have arisen or been discovered which would or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole.

              7.14 Intercompany Obligations. All intercompany liabilities other than intercompany debt as referred to in Section 6.6 hereof (including accrued management expenses, tax obligations and accrued bonuses) outstand-ing as of the Audit Date and owed by the Company or any Company Subsidiary to Seller or any Seller Affiliate (other than the Company or any Company Subsidiary) shall have been paid by the Company. Notwithstanding anything to the contrary contained in this Agreement, including Section 1.4 hereof, all intercompany liabilities which the Company is required to have paid or caused to have been paid pursuant to this Section 7.14 shall, to the extent not so paid, be deemed waived, discharged and forgiven prior to Closing, and from and after the Closing, neither the Company nor any Company Subsidiary shall have any obligation with respect thereto.


                                   ARTICLE VIII

                                    TERMINATION

              8.1 Termination. This Agreement may be terminated and abandoned at any time prior to Closing:

                  (a)  by the mutual written consent of Seller and Buyer;

                  (b) by either Seller or Buyer in the event the Closing has not occurred by April 1, 1994 (the Cut-Off Date ), unless the failure of such consummation shall be due to the failure of the party seeking to terminate this Agreement to fulfill any obligation under this Agreement; provided, however, that in the event the Closing does not occur in accordance with the last sentence of Section 1.3(e) hereof, the Cut-Off Date shall be extended in order to finalize the Closing Audit Report (including determination of the Shareholders Equity and Adjusted Net Income (Loss) of the Company) as provided in the other provisions of Section 1.3(e) hereof, but in no event shall the Cut-Off Date be extended beyond June 30, 1994;

                  (c) by Buyer or Seller in the event that the (x) Sharehold-er s Equity of the Company as set forth in the Closing Audit Report differs from the Shareholder s Equity of the Company as determined from the Company Financial Statements as of November 30, 1993 by ten percent (10%) or more, or (y) Adjusted Net Income (Loss) of the Company as set forth in the Closing Audit Report differs from the Adjusted Net Income (Loss) of the Company as determined from the Company Financial Statements for 1993 by twenty percent (20%) or more;

                  (d)   by  either Seller or  Buyer in  the event  any court of
   competent jurisdiction or other federal, state or local governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby and such order, decree or ruling or other action shall have become final and nonappealable after the affected party or parties have made all reasonable efforts to contest and appeal the issuance of such order, decree, ruling or other action;

                  (e) by Buyer or Seller if (i) the other party shall have failed to comply in any material respect with any of the covenants or agreements contained in this Agreement to be complied with by such other party at or prior to such date of termination within five business days following receipt by non-complying party of written notice of such failure to comply or (ii) any representation or warranty of the other party shall not be true in all material respects when made (provided such breach has not be cured within five business days following receipt by the breaching party of written notice of the breach) or on and as of the Closing Date, as if made on and as of the Closing Date.

   Notwithstanding the foregoing, but subject to Section 8.1(c), Buyer shall have no right to terminate this Agreement based upon any increase in the amount of non-performing loans held by the Company so long as the Company is in compliance with Section 5.1(i) and (j).

              8.2 Effect of Termination. In the event of any termination and abandonment of this Agreement pursuant to this Article VIII, the terminating party shall promptly give notice thereof to the other party and this Agree-ment shall forthwith become void and have no effect and neither party to this Agreement will have any liability to the other hereunder, except with respect to any breach of any provisions of this Agreement.


                                    ARTICLE IX

                                  INDEMNIFICATION

              9.1 Indemnification. (a) Seller agrees to indemnify, defend and hold Buyer and Buyer s Affiliates including, after the Closing Date, the Company and each Company Subsidiary and their respective directors, officers, employees, agents, counsel and other representatives (each, a
    Buyer  Indemnified Party ), harmless  from and against and  in respect of:
   (i) any and all losses, liabilities, Taxes, damages, deficiencies, demands, claims, costs and expenses (including interest, penalties, fees and reason-able attorneys and experts' fees and expenses incurred in connection with any of the foregoing and in seeking indemnification hereunder) (collec-tively, Claims ) that they may suffer, sustain, incur or become subject to, arising out of, in connection with or due to any inaccuracy of any representation or the breach of any warranty of Seller contained in this Agreement (including the Disclosure Schedule), in each case without regard to any materiality, or Material Adverse Effect or similar limitations, thresholds or exceptions contained in such representations and warranties and without regard to whether any such action giving rise to a Claim is initiated prior to or after the Closing, provided, that Seller shall not be required to indemnify a Buyer Indemnified Party for Claims under this clause
   (i) unless and until  the aggregate value  of such Claims exceeds  $250,000;
   (ii) all Claims with respect to the breach of any covenant, undertaking or other agreement of Seller contained in this Agreement; (iii) all Claims relating to Retained Liabilities, even in the event that such obligations and liabilities are or may be covered by representations or warranties; (iv) all customer credit balances classified or treated as income prior to the Closing; provided, however, that Seller shall not be liable for indemnifica-tion pursuant to this Section 9.1(a)(iv) with respect to claims for refunds brought by customers of the Company for customer credit balances to the extent of the amount of customer credit balances existing at and as of the Closing; and (v) all Claims with respect to the failure to obtain or make any consent, approval, authorization, notice, declaration, filing or registration set forth in Section 3.15 of the Disclosure Schedule. Notwith-standing anything to the contrary contained in clause (i) of this Section 9.1, Seller shall not be required to indemnify a Buyer Indemnified Party for any misstatement of any line item in the financial statements contained in the Closing Audit Report if such misstatement related to the overstatement of an asset line item by no more than $500,000 or if such misstatement related to the understatement of a liability line item by no more than $500,000, unless in either case any Attributable Person had knowledge before Closing of such overstatement or understatement.

                  (b) Buyer agrees to indemnify, defend and hold Seller, Seller s Affiliates and their respective directors, officers, employees, agents, counsel and other representatives (each, a Seller Indemnified
   Party ), harmless from and against and in respect of: (i) any and all Claims that they may suffer, sustain, incur or become subject to arising out of, in connection with or due to any inaccuracy of any representation or the breach of any warranty of Buyer contained in this Agreement, in each case without regard to any materiality, Material Adverse Effect or similar limitations, thresholds or exceptions contained in such representations and warranties and without regard to whether any such action giving rise to a Claim is initiated prior to or after the Closing; provided, that Buyer shall not be required to indemnify a Seller Indemnified Party under this clause
   (i) unless and until the aggregate value of such Claims exceeds $250,000; and (ii) all Claims with respect to the breach of any covenant, undertaking or other agreement of Buyer contained in this Agreement.

                  (c) With respect to breaches of representations and warran-ties only, the indemnification provided pursuant to Section 9.1(a) (i) and
   Section 9.1(b) shall in each case be limited to the Purchase Price as adjusted pursuant to Section 1.3(f) hereof (the Indemnity Limit ). Neither Seller nor Buyer shall be liable for breaches of representations and warranties for amounts in excess of the Indemnity Limit.

                  (d)  Except as provided in Section 9.1(e), if there occurs an event which a party asserts is an indemnifiable event pursuant to Section 9.1(a) or 9.1(b), the Buyer Indemnified Party or, as the case may be, the Seller Indemnified Party (each an Indemnified Party ) shall notify the other party obligated to provide indemnification (the Indemnifying Party ) promptly; provided, that the failure to give prompt notice shall not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure actually prejudices the Indemnifying Party hereunder. If such event involves the commencement of any action or proceeding by a third person, the Indemnified Party will give such Indemnifying Party prompt written notice of the commencement of such action or proceeding; provided, however, that the failure to provide prompt notice as provided herein will not relieve the Indemnifying Party of its obligations hereunder except to the extent that such failure actually prejudices the Indemnifying Party hereunder. In case any such action shall be brought against any Indemnified Party and it shall notify the Indemnifying Party of the commencement thereof, the Indemnifying Party shall be entitled to participate therein and, to the extent that it shall elect to do so in writing within 10 days after such notice, to assume the defense thereof, at its sole cost and expense, with counsel reasonably satisfactory to the Indemnified Party
   (provided that the Indemnifying Party first agrees in writing to pay the full amount of indemnification with respect to such action to the Indemnified Party, and further provided that Seller shall not be entitled to assume the defense of any action brought against any Indemnified Party identified in Section 9.1(a) by any federal, state, local or foreign govern-mental agency or authority). After notice from the Indemnifying Party to the Indemnified Party of such election so to assume the defense thereof, the Indemnified Party shall have the right to retain its own separate counsel, but the fees and expenses of such counsel shall be at the Indemnified Party s expense unless (a) the Indemnifying Party and the Indemnified Party shall have agreed to the contrary, (b) the Indemnifying Party has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Party, or (c) the named party in any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel could be inappropriate due to actual or potential differing interests between them. In any matter described above where the Indemnified Party has obtained counsel to represent it in addition to counsel obtained by the Indemnifying Party, counsel selected by the Indemnifying Party shall be required to cooperate fully with counsel selected by the Indemnified Party in such matter. So long as the Indemnifying Party is defending in good faith any claim for which indemnification is sought, the Indemnifying Party shall not be liable for any claim settled without its consent, which consent may not be unreasonable withheld.

                  (e) (i) In the event of a Claim by a third Person relating to Loan Portfolio Matters, which Claim could reasonably be likely to relate to pre-Closing periods, the Buyer Indemnified Party shall give Seller prompt written notice of such Claim (whether such Claim involves the commencement of an action or proceeding, a counterclaim or otherwise); provided, however, that the failure to provide prompt notice as provided herein will not relieve Seller of its obligations hereunder except to the extent that such failure actually prejudices Seller hereunder. Notwithstanding the provisions of Section 9.1(d) hereof, the Buyer Indemnified Party shall be entitled to conduct the defense of any such Claim with counsel reasonably satisfactory to Seller. The defense of any such Claim shall be at the sole cost and expense of Seller, subject to the provisions of Section 1.4(v) hereof. Seller shall have the right to participate in the defense of any such Claim and to retain its own separate counsel with respect thereto (and to assume the defense of any such Claim in the event that the Buyer Indemnified Party has failed within a reasonable time to retain counsel reasonably satisfactory to Seller), but the fees and expenses of such counsel shall be borne by the Indemnifying Party, subject to the provisions of Section 1.4 hereof. In any matter described above where Seller has obtained counsel to represent it in addition to counsel obtained by the Buyer Indemnified Party, counsel selected by the Buyer Indemnified Party shall be required to cooperate fully with counsel selected by Seller.

                       (ii) Subject to Section 1.4(vi) hereof, in the event of an adverse judgment or settlement on the part of a Buyer Indemnified Party with respect to Claims referred to in the first sentence of Section 9.1(e) hereof, the Buyer Indemnified Party and Seller promptly shall negotiate in good faith their respective shares of the cost and expense of such resulting liability or settlement based on the extent to which the liability or settlement relates to a Retained Liability(ies). No such settlement shall be effected by any party without the prior written consent of the other party, which consent will not be unreasonably withheld. Seller shall not be entitled to assert inadequate representation as a defense to the sharing of any such liability or settlement, and neither party shall be entitled to call into question the validity of any finding by the relevant court, arbitrator or other forum of competent jurisdiction as a defense to the sharing of any such liability. In the event the parties do not agree how to share the costs and expenses of any such liability or settlement within sixty (60) days thereof, then the parties shall promptly, but in no event later than thirty (30) business days after the end of such sixty (60) day period, submit such matter for determination by a court of competent jurisdiction. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York. THE PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.

              9.2 Survival of Representations and Warranties. The repre-sentations and warranties of Seller and Buyer contained in this Agreement or in any instrument delivered pursuant hereto shall survive the Closing Date and shall remain in full force and effect thereafter until two years after the Closing Date; provided, however, that the representations and warranties contained in Section 3.3, the third sentence of Section 3.4, and Section
   3.16 shall survive indefinitely without limitation and the representations and warranties contained in Sections 3.11 and 3.17 shall survive until the applicable statutes of limitations have run. No action or proceeding may be brought with respect to any Claims based on the breach of a representation or warranty unless written notice thereof, setting forth in reasonable detail each such Claim, shall have been delivered to the Seller or Buyer, as the case may be, prior to the expiration of the applicable periods set forth above.

              9.3  Arbitration.
                                 (a)  All controversies or Claims arising among
   the parties, including without limitation claims arising out of or relating to this Agreement, the subject matter hereof, any other Contract among such Persons, and the arbitrability of any Claim, but excluding those matters that are governed by Sections 5.5(j) and 9.1(e) hereof, shall be settled by arbitration as provided below. The arbitration and all preliminary proceed-ings related thereto shall be conducted in accordance with such rules as may be agreed upon by the parties, or, failing agreement on such rules, in accordance with the Rules for Commercial Arbitration of the American Arbitration Association ( AAA ), as amended from time to time and as modified by this Agreement. The dispute shall be presented to a single arbitrator sitting in New York City.

                  (b) The arbitrator shall be selected jointly by the parties within fifteen (15) days after demand for arbitration is made by a party. If the parties are unable to agree on an arbitrator within that period, then any party may request that the AAA select the arbitrator. The arbitrator shall possess substantive legal experience in the principal issues in dispute.

                  (c) Any discovery permitted shall be limited to information directly relevant to the controversy or Claim in arbitration. In the event of discovery disputes, the arbitrator is directed to issue such orders as are appropriate to limit discovery in accordance with the foregoing and as are reasonable in light of the issues in dispute, the amount in controversy, and other relevant considerations. To the extent the parties are unable to agree on the scope of discovery, the arbitrator shall require the party seeking discovery on an issue to present the legal and factual basis for the Claim and shall permit the party opposing discovery to respond. The arbitrator shall permit discovery on an issue only if the arbitrator concludes that there is a reasonable and good faith basis in Law and in fact for bringing such allegations and that the discovery appears likely to present substantive evidence regarding that Claim. The arbitrator may permit limited discovery to permit investigation of some of the Claims or to determine whether a Claim has sufficient basis in law or in fact to warrant further discovery, but shall issue appropriate orders to restrict the scope of such discovery. The federal or state rules or procedure and evidence shall not apply to the arbitration proceedings, including without limitation the rules of discovery. The arbitrator shall consider claims of privilege, work product and other restrictions on discovery as appear to be warranted.

                  (d) The arbitrator shall award the prevailing party its attorneys and experts fees and disbursements incurred in resolving the dispute and shall award double costs and expenses or other sanctions to the extent the arbitrator finds any Claim advanced in the proceedings to be frivolous or without a good faith basis in fact and in law when such Claim was first presented for arbitration.

                  (e) Except as may otherwise be agreed in writing by the parties or as ordered by the arbitrator upon substantial justification shown, the hearing for the dispute shall be held within ninety (90) days of submission of the dispute to arbitration. The arbitrator shall render its final award within thirty (30) days following conclusion of the hearing and any required post-hearing briefing or other proceedings ordered by the arbitrator. The arbitrator shall state the factual and legal basis for the award. The decision of the arbitrator shall be final and binding, except as provided in the Federal Arbitration Act, 9 U.S.C. Section 1, et seq., and except for errors of law based on the findings of fact. Final judgment may be entered upon such an award in any court of competent jurisdiction, but entry of such judgment shall not be required to make such award effective. The parties hereby irrevocably submit to the exclusive jurisdiction and venue of the state and federal courts located in New York, New York. THE PARTIES EXPRESSLY WAIVE THEIR RIGHTS TO A TRIAL BY JURY.


                                     ARTICLE X

                                   MISCELLANEOUS

              10.1 Fees and Expenses. Each of the parties shall bear its own expenses in connection with the negotiation and consummation of the transac-tions contemplated by this Agreement except as expressly provided by any other provision of this Agreement.

              10.2 Governing Law. This Agreement shall be construed under and governed by the laws of the State of New York without giving effect to the conflicts of laws provisions thereof.

              10.3 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

              10.4 No Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by either party hereto without the prior written consent of the other party; provided, however, that Buyer shall be entitled to assign any of its rights, interests or obligations hereunder to any of its Affiliates (provided that in the event of any such assignment Buyer shall remain liable for all obligations of Buyer set forth herein).

              10.5 Waiver. Any of the terms or conditions of this Agreement which may be lawfully waived may be waived in writing at any time by the party which is entitled to the benefits thereof. Any waiver of any of the provisions of this Agreement by any party hereto shall be binding only if set forth in an instrument in writing signed on behalf of such party. No failure to enforce any provision of this Agreement shall be deemed to or shall constitute a waiver of such provision and no waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar) nor shall such waiver constitute a continuing waiver.

              10.6 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given by delivery, by telecopier or by mail (registered or certified by mail, postage prepaid, return receipt requested) to the respective parties as follows:

                  (a)  If to Buyer or GFC by telecopier or mail:

                        Greyhound Financial Corporation
                        Dial Tower
                        Dial Corporate Center
                        Phoenix, Arizona  85077-1159
                        Attention:  William J. Hallinan
                        Telecopy:   (602) 207-4099


                  If to Buyer or GFC by hand:

                        Greyhound Financial Corporation
                        1850 N. Central Avenue, Suite 1159
                        Phoenix, Arizona 85077-1159
                        Attention:  William J. Hallinan
                        Telecopy:  (602) 207-4099

                  with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom
                        333 West Wacker Drive
                        Chicago, Illinois  60606
                        Attention:  Gary P. Cullen
                        Telecopy:   (312) 407-0411

                  (b)  If to Seller:

                        Fleet Financial Group, Inc.
                        50 Kennedy Plaza
                        Providence, RI  02903
                        Attention:  Terrence P. Laughlin
                        Telecopy: (401) 278-5801

                  with a copy to:

                        Edwards & Angell
                        2800 Hospital Trust Tower
                        Providence, RI  02903
                        Attention:  V. Duncan Johnson
                        Telecopy:   (401) 276-6611

   or to such other address as any party hereto may, from time to time, designate in a written notice given in like manner.

             10.7 Complete Agreement. This Agreement and the other documents and writings referred to herein or delivered pursuant hereto contain the entire understanding of the parties with respect to the subject matter hereof. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth in such docu-ments with respect to the subject matter hereof. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

             10.8 Publicity. No publication, press release or public announcement of any nature shall be issued pertaining to this Agreement or the transactions contemplated hereby without the prior consent of the other party hereto (which shall not be unreasonably withheld) or except as required by applicable Law or by obligations pursuant to any listing agreement with any securities exchange or any securities exchange regulation, in which case the party proposing to issue such publication or press release or make such announcement shall use reasonable efforts to consult with the other party before issuing any such publication or press release.

             10.9 Headings. The headings contained in this Agreement are for reference only and shall not affect in any way the meaning or interpretation of this Agreement.

             10.10 Severability. Any provision of this Agreement which is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality, or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

             10.11 No Third Party Beneficiaries. Except for Section 9.1, which is intended to benefit and to be enforceable by any party referred to therein as entitled to indemnification thereunder, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement. This Agreement shall inure to the benefit of and be enforceable against each the successors and assigns of each party hereto.

             10.12  Counterparts.   This Agreement  may be  executed in one  or
   more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.


             IN WITNESS WHEREOF, Buyer and Seller have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                                 GFC FINANCIAL CORPORATION



                                 By
                                    -------------------------------------
                                    Name:
                                    Title:



                                 GREYHOUND FINANCIAL
                                     CORPORATION



                                 By
                                    -------------------------------------
                                    Name:
                                    Title:



                                 FLEET FINANCIAL GROUP, INC.



                                 By
                                    -------------------------------------
                                    Name:
                                    Title:

                                                                        ANNEX A





                                    DEFINITIONS

             Defined Terms. As used in this Agreement, the terms below shall have the following meanings, except as otherwise expressly provided or unless the context otherwise requires.

              Company Subsidiary means (a) any corporation of which an aggregate of more than 50% of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, capital stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by the Company and/or one or more Company Subsidiaries, (b) any partnership in which the Company and/or one or more Company Subsidiaries shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than 50% and (c) any other corporation or entity a majority of whose shares, interests, participation, equity securities or other equivalents however designated having ordinary voting power to elect a majority of the board of directors (or comparable governing body) of such entity is at the time, directly or indirectly, owned legally or beneficially by the Company and/or one or more Company Subsidiaries.

              due inquiry includes, among other things, making inquiry of the appropriate Persons having access to relevant facts and documents and review of the appropriate files, books and records of the Company, Company Subsidiaries and any Participation Facility, as applicable.

              Encumbrances means any lien, option, transfer or other restric-tion, claim, charge, easement, mortgage, pledge, security interest, lease, right-of-way, voting trust or other voting agreement, call or other encum-brance, or any conditional sale agreement, title retention agreement or other agreement to give or to refrain from giving any of the foregoing.

             Other Defined Terms.   As used in this Agreement,  the terms below
   have the meanings defined for such terms in the Sections set forth below:

             Terms                                  Section
             Acquisition Proposal                   5.6
             Actual State Income Tax                5.3
             Adjusted Net Income (Loss)             1.3
             Affiliate                              2.2
             Agreement                              Preamble
             Allocation Agreement                   5.7
             Assumption and Indemnification
               Agreement                            1.4
             Attributable Person                    3.9
             Audit Date                             1.3
             Auditor                                1.3
             Auditor s Review Certification         1.3
             Buyer                                  Preamble
             Buyer Benefits                         5.7
             Buyer Plans                            5.10
             Buyer s Appraisal                      5.7
             Charges                                5.7
             Claims                                 9.1
             Closing                                2.1
             Closing Audit                          1.3
             Closing Audit Financial Statements     3.7
             Closing Audit Report                   1.3
             Closing Date                           2.1
             Closing Period                         5.7
             Code                                   3.11
             Company                                Preamble
             Company Common Stock                   Preamble
             Company Financial Statement            3.7
             Contract                               3.6
             Credit Arrangement                     3.12
             Cut-Off Date                           8.1
             Due Date                               5.7
             Employee                               5.10
             Employment Agreement                   5.14
             Environmental Claim                    3.16
             Environmental Laws                     3.16
             ERISA                                  3.17
             ERISA Affiliate                        3.17
             ERISA Plans                            3.17
             Exchange Act                           2.2
             First Interim Period                   1.2
             Flamb                                  3.4
             GAAP                                   1.3
             GFC                                    Preamble
             HSR Act                                3.15
             Hypothetical Federal Income Tax        5.3
             Indemnified Party                      9.1
             Indemnifying Party                     9.1
             Indemnity Limited                      9.1
             Intellectual Property                  3.10
             Interim Company Financial Statements   3.7
             IRS                                    3.11
             Laws                                   3.6
             Legal Requirements                     5.14
             Loan Property                          3.16
             Material Adverse Effect                3.1
             Materials of Environmental Concern     3.16
             Participation Facility                 3.16
             Permits                                3.6
             Person                                 3.11
             Plans                                  3.17
             PBGC                                   3.17
             Pre-Closing Period                     5.5
             Preliminary Objection Notice           1.3
             Purchase Price                         1.2
             Record Retention Policy                5.3
             Retained Liabilities                   1.4
             Second Interim Period                  1.3
             Section 338 Elections                  5.5
             Section 338 Forms                      5.5
             Section 338(g) Elections               5.5
             Section 338(h)(10) Elections           5.5
             Securities Act                         4.4
             Seller                                 Preamble
             Shareholder s Equity                   1.3
             SPD                                    3.17
             Tax Auditor                            5.5
             Tax Laws                               5.7
             Tax, Taxable, Taxes                    3.11
             Taxing Authority                       5.7
             Tax Returns                            3.11
             WARN                                   3.18